Exhibit 10.2
TIMBERLAND PURCHASE AND SALE AGREEMENT
VIRGINIA TIMBERLANDS
This Timberland Purchase and Sale Agreement (“Agreement”) is entered into by and between GLAWSON INVESTMENTS CORP., a Georgia corporation (“Purchaser Parent”), GIC INVESTMENTS LLC, a Delaware limited liability company owned by Purchaser Parent (“Purchaser”) and GLATFELTER PULP WOOD COMPANY, a Maryland corporation (“Seller”), dated and effective as of August 8 2007.
Now, Therefore, subject to the terms and conditions set forth in this Agreement and in consideration of the mutual covenants and agreements of the parties herein contained, the receipt and adequacy of which hereby are acknowledged, the parties agree as follows:
Article 1
Definitions
1.1 Terms. As used in this Agreement, the following terms shall have the following meanings:
(a)	[Intentionally Omitted]

(b)	Agreement. “Agreement” means this Timberland Purchase and Sale Agreement dated as of August ___, 2007.

(c)	Assignment and Assumption Agreement For Land-Related Agreements and Permits. “Assignment and Assumption Agreement for Land-Related Agreements and Permits” means the instrument to assign and assume the Land-Related Agreements and the Permits. The form of such Assignment and Assumption Agreement for Land-Related Agreements and Permits is attached as Exhibit G.

(d)	Bank. “Bank” means a U.S. or state chartered bank or other financial institution acceptable to Seller in its sole discretion.

(e)	Business Day. “Business Day” means a day of the year other than a Saturday or Sunday or day on which banks are required or authorized to close in New York, New York.

(f)	Cash Assets. “Cash Assets” means the assets identified on Exhibit N, if any.

(g)	Closing & Closing Date. “Closing” and “Closing Date” mean the date on which the Purchase Price is paid, the Deed(s) are conveyed to Timber LLC for recording, and the Timber LLC Interests are conveyed to Purchaser.

(h)	Code. “Code” means the Internal Revenue Code of 1986, as amended.

(i)	Deed and Deed(s). “Deed and Deed(s)” mean limited warranty deed(s) to Timber LLC, each of which shall warrant title only against the lawful claims arising by, through, or under Seller. The Deed shall be substantially in the form set forth in Exhibit D.

(j)	Dollars. “Dollars” or the symbol “$” means lawful money of the United States of America denominated in United States dollars.

(k)	Earnest Money Deposit. “Earnest Money Deposit” has the meaning specified in Article 3.2.

(l)	Environmental Defect Parcels. “Environmental Defect Parcels” has the meaning specified in Article 3.4.

(m)	Environmental Law. “Environmental Law” means any applicable federal or state law, rule, or regulation pertaining to pollution or protection of the environment, human health, or actual or threatened releases, discharges, or emissions into the environment.

(n)	Escrow Officer. “Escrow Officer” means the following, who shall serve as escrow agent for the purchase and sale of the Timber LLC Interests and transfer of the Timberland Property:

Chicago Title Insurance Company
4170 Ashford Dunwoody Road, Ste 460
Atlanta, GA 30319
Attn: Chris Valentine
Tel: 404-303-6300
Fax — 404-303-6307
(o)	Governmental Authority. “Governmental Authority” means the government of the United States of America or any other state or other political subdivision thereof or any branch, department, agency, instrumentality, court, tribunal, or regulatory authority that constitutes a part, or exercises any sovereign power of, any of the foregoing.

(p)	Hazardous Substances. “Hazardous Substances” means any substance or material defined or designated as a “Hazardous Substance” under any Environmental Law.

(q)	HSR Notifications. “HSR Notifications” has the meaning specified in Article 5.1.

(r)	Installment Note. “Installment Note(s)” has the meaning specified in Article 3. Such Installment Note(s) shall be substantially in the form set forth in Exhibit K with such modifications as may be mutually agreed by the parties.

(s)	Installment Note Purchase Price. “Installment Note Purchase Price” means the portion of the Purchase Price payable by Purchaser to Seller in consideration for the Installment Note Timberlands.

(t)	Installment Note Timberlands. “Installment Note Timberlands” means the Timberland Property.

(u)	Land-Related Agreements. “Land-Related Agreements” means all leases, easements, rights-of-way, road rights, permits, licenses, contracts, agreements, and other commitments (except collective bargaining agreements) primarily incident or appurtenant to Seller’s ownership of the Timberland Property listed or described in Exhibit E.

(v)	Letters of Credit. “Letters of Credit” has the meaning specified in Article 3. The Letters of Credit shall be in such form and substance as may be mutually agreed by the parties and otherwise consistent with the Timber Note Indicative Terms.

(w)	Notice of Default. “Notice of Default” has the meaning specified in Article 8.3.

(x)	Permits. “Permits” means the governmental permits, if any, listed or described in Exhibit F.

(y)	Permitted Exceptions. “Permitted Exceptions” has the meaning specified in Article 3.4.

(z)	Person. “Person” means an individual, partnership, limited partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

(aa)	Pledge Agreement. “Pledge Agreement” has the meaning specified in Article 3. The Pledge Agreement shall be in such form and substance as may be mutually agreed by the parties and otherwise consistent with the Timber Note Indicative Terms.

(bb)	Protected Species. “Protected Species” means any species of fish or wildlife listed as either threatened or endangered under Section 4 of the Endangered Species Act of 1973, as amended, 16 U.S.C. § 1531 et seq.

(cc)	Purchase Price. “Purchase Price” has the meaning specified in Article 3.

(dd)	Purchaser. “Purchaser” has the meaning specified in the Preamble.

(ee)	Purchaser Parent. “Purchaser Parent” has the meaning specified in the Preamble.

(ff)	Purchasing Parties. “Purchasing Parties” means, prior to the Closing, Purchaser Parent and Purchaser and, immediately prior to, on and after the Closing, Purchaser Parent, Purchaser and Timber LLC.

(gg)	Reimbursement Agreement. “Reimbursement Agreement” has the meaning specified in Article 3. The Reimbursement Agreement shall be in such form and substance as may be mutually agreed by the parties and otherwise consistent with the Timber Note Indicative Terms.

(hh)	Seller. “Seller” means Glatfelter Pulpwood Company and/or its assigns.

(ii)	Seller’s Certificate of Non-Foreign Status. “Seller’s Certificate of Non-Foreign Status” means Seller’s Internal Revenue Code § 1445 Certificate. The form for Seller’s Certificate of Non-Foreign Status is set forth in Exhibit H.

(jj)	Seller’s Knowledge. “Seller’s Knowledge” means present actual knowledge, without any duty of investigation or inquiry, of any of the following employees of Seller: Thomas V. Bosley and James B. Kuykendall.

(kk)	Seller’s Non-Financial Management Records. “Seller’s Non-financial Management Records” means Seller’s management records concerning the Timberland Property listed on Exhibit B-2 and specifically excluding any records that are proprietary and confidential to Seller.

(ll)	Standard Timberland Title Exceptions. “Standard Timberland Title Exceptions” means the general exceptions to title set forth in Exhibit C.

(mm)	Subsidiary. “Subsidiary” means, with respect to any Person, any other Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by such Person or (ii) such Person is entitled, directly or indirectly, to appoint a majority of the board of directors or managers or comparable supervisory body of the other Person.

(nn)	Timber LLC. “Timber LLC” means up to two (2) Delaware limited liability companies to be formed by Seller prior to the Closing, pursuant to organizational documents reasonably satisfactory to Seller and Purchasing Parties, for the purposes described in Article 2.4, and any successor to such entity.

(oo)	Timber LLC Assets. “Timber LLC Assets” has the meaning specified in Article 2.4.

(pp)	Timber LLC Interests. “Timber LLC Interests” means all of the membership interests outstanding as of the Closing Date in Timber LLC.

(qq)	Timber Note Indicative Terms. “Timber Note Indicative Terms” means the terms of the Installment Notes as set forth in Exhibit M.

(rr)	Timberland Property. “Timberland Property” means certain unimproved timberland listed on Exhibit A, together with timber (standing and downed), reproduction, any improvements thereon.

(ss)	Title Defects. “Title Defects” has the meaning specified in Article 3.4.

(tt)	Title Defect Parcels. “Title Defect Parcels” has the meaning specified in Article 3.4.

(uu)	Title Insurer. “Title Insurer” means Chicago Title Insurance Company.

(vv)	Title Policy. “Title Policy” has the meaning specified in Article 4.3.

(ww)	Transaction Documents. “Transaction Documents” means this Agreement, the Installment Notes, the Letters of Credit and any exhibits or schedules thereto or other documents referred to therein.

(xx)	Treasury Regulations. “Treasury Regulations” means the treasury regulations (including temporary regulations) promulgated by the United States Department of Treasury with respect to the Code.

(yy)	Value Table. “Value Table” means the table attached as Exhibit J.
1.2 Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed, and all accounting procedures shall be performed, in accordance with generally accepted accounting principles applicable in the United States as of the date of this Agreement, consistently applied.
Article 2
Purchased Property And Assumed Liabilities
2.1 Property To Be Purchased And Sold. Seller hereby agrees to sell to Purchaser and Purchaser hereby agrees to purchase from Seller, on the Closing Date, for the Purchase Price, and upon the terms and subject to the conditions hereinafter stated, the Timber LLC Interests. On or before Closing, Seller shall assign, transfer or convey to Timber LLC the following:
(a)	Timberland Property. All of the Timberland Property.

(b)	Land-Related Agreements. To the extent assignable without consent of third parties, to the extent assignable with consents where such consents are reasonably obtainable at no cost to Seller, and to the extent of Seller’s assignable interest therein where such consents are not reasonably obtainable at no cost to Seller and where such agreements without consent are acceptable to Purchasing Parties, without liability to Seller for such failure to obtain consents, all of Seller’s right, title, and interest in and to the Land-Related Agreements, all of which are listed on Exhibit E; provided, however, that except for the Replanting Obligations (as hereinafter defined), Purchasing Parties shall have the right to review and approve during the Inspection Period all Land-Related Agreements as being the type of agreements that typically are assigned to and assumed by a purchaser in a large timberland transaction and that the Land-Related Agreements, taken as a whole, are commercially fair and reasonable and do not impose an undue burden on either the Timberland Property or Purchaser.

(c)	Permits. To the extent assignable without liability to Seller, all of Seller’s right, title, and interest in and to the Permits listed on Exhibit F.

2.2 Assumed Liabilities. Seller shall cause Timber LLC to assume immediately prior to the Closing and pay when due, to the extent not paid or discharged prior to the Closing, only those liabilities and obligations of Seller arising from and after the Closing Date pursuant to the following:
(a)	Timberland Property. Any obligation pertaining to the Timberland Property as specifically identified in this Agreement including the Exhibits excepting, however, any obligations under any Land Related Agreements that are not assumed by Timber LLC.

(b)	Land-Related Agreements. All outstanding obligations under the Land-Related Agreements assigned to Timber LLC and specifically identified in the Assignment and Assumption Agreement, including, without limitation, all of Seller’s obligations under Virginia law to replant harvested acres and all of Seller’s Virginia Department of Forestry Alternative Management Plans (collectively, the “Replanting Obligations”). Timber LLC shall execute such forms as prescribed by the Virginia Department of Forestry to assume all of Seller’s Replanting Obligations, including, without limitation, Form 74B.

(c)	Permits. All obligations under the Permits assigned to Timber LLC.
Neither Purchaser nor Purchaser Parent shall be liable for the obligations assumed by Timber LLC.
2.3 Excluded Liabilities. None of the Purchasing Parties shall assume or be liable for obligations under Land-Related Agreements and Permits not assumed by Timber LLC.
2.4 Deeds. On or before Closing, Seller shall cause to be deeded to Timber LLC all of the Timberland Property, and shall assign to Timber LLC, as provided above, the Land-Related Agreements and Permits (collectively, the “Timber LLC Assets”). The parties shall cooperate in good faith with the Title Company to mutually agree on appropriate legal descriptions for each tract at least ten (10) days in advance of Closing. No later than ten (10) days prior to the Closing Date, Purchaser Parent shall specify whether Seller is to form two Timber LLCs, and in the event it does so, it shall also designate to Seller which of the Timber LLC Assets are to be conveyed to each such Timber LLC.

Article 3
Purchase Price And Terms
3.1 Purchase Price. The total purchase price shall be $43,135,000.00 (the “Purchase Price”); provided, however, that the Purchase Price may be adjusted pursuant to Article 3.4.
3.2 Earnest Money Deposit. Upon execution of this agreement, Purchaser shall deposit into escrow with the Escrow Officer the sum of $1,000,000.00 which amount shall be held by the Escrow Officer, in escrow in an insured, interest-bearing account. The parties understand and agree that upon expiration of Purchaser’s Inspection Period (hereinafter defined in Article 5.5) Purchaser shall deposit into escrow with the Escrow Office the additional sum of $1,000,000.00, provided this Agreement is not terminated by the Purchaser upon expiration of the Purchaser’s Inspection Period. All principal and interest in such account is herein referred to as the “Earnest Money Deposit.” At the Closing, the Earnest Money Deposit shall be returned to Purchaser.
(a)	Purchaser Fails To Close. Except as provided in clause (c) below, if Purchaser fails to close this transaction on or before the Closing Date, other than because of a default by Seller, then Escrow Officer shall have the Earnest Money Deposit paid over to Seller, the same being agreed upon as liquidated damages for the failure of Purchaser to consummate the transaction contemplated hereunder. Seller agrees to accept and take the Earnest Money Deposit as its total damages and relief and as Seller’s sole and exclusive remedy hereunder, the parties hereby agreeing and acknowledging that: (a) Seller would suffer damages by reason of a failure of this transaction to close; (b) the exact amount of such damages would be difficult to ascertain and to prove with certainty; (c) the Earnest Money Deposit constitutes a fair and reasonable estimate of the actual damages Seller would suffer; and (d) the parties (and/or their representatives) have negotiated and attempted, in good faith, to estimate the amount of such damages and to compensate Seller therefore as set forth herein.

(b)	Seller Fails To Close. Should Closing not occur due to the default of Seller, which default remains uncured after five (5) days notice from Purchaser, Purchaser’s remedies shall be limited to, at Purchaser’s sole election, to the following: (i) liquidated damages being the return of the Earnest Money Deposit and the payment by Seller to Purchaser of a cancellation fee of $250,000.00, and termination of this Agreement; or (ii)

specific performance. Should Purchaser elect to accept the return of the Earnest Money Deposit and payment by Seller to Purchaser of a cancellation fee of $250,000.00 the parties agree that this sum is liquidated damages for the failure of Seller to consummate the transaction contemplated hereunder. If Purchaser waives its right to seek specific performance, Purchaser shall accept liquidated damages and agrees to accept the sum as its total damages and relief and as Purchaser’s sole and exclusive remedy hereunder, the parties hereby agreeing and acknowledging that: (a) Purchaser would suffer damages by reason of a failure of this transaction to close; (b) the exact amount of such damages would be difficult to ascertain and to prove with certainty; (c) the return of the Earnest Money Deposit and the payment of the cancellation fee of $250,000.00 constitutes a fair and reasonable estimate of the actual damages Purchaser would suffer; and (d) the parties (and/or their representatives) have negotiated and attempted, in good faith, to estimate the amount of such damages and to compensate Purchaser therefore as set forth herein.

(c)	Letter of Credit Failure. In the event that Purchaser complies with its obligations under Article 14.4 but is unable to satisfy the closing condition in Article 8.2(e) and Seller elects not to consummate the transaction contemplated herein as a result of such condition failure, then Escrow Officer shall have the Earnest Money Deposit paid over to Purchaser, and neither Purchaser, Purchaser Parent or any Purchaser Assignee shall have any further liability to Seller for such condition failure.
3.3 Payment Terms. The Purchase Price shall be payable as provided in this Article 3.3 on the Closing Date.
(a)	Cash Assets. The portion of the Purchase Price allocable to the Cash Assets, if any, shall be payable in cash in immediately available funds, and Purchaser Parent shall wire transfer the funds consistent with Seller’s wire transfer instructions.

(b)	Installment Note Timberlands. The Installment Note Purchase Price shall be paid by issuance of one or more installment notes in an aggregate principal amount equal to the Installment Note Purchase Price and in substantially the form set out in Exhibit K with such modifications as may be mutually agreed by the parties (each an “Installment Note”). Each Installment Note shall be issued in the denomination(s) requested by Seller at least five (5) Business Days prior to the Closing Date. At Closing, Purchaser shall deliver to Seller, for the purpose of supporting Purchaser’s obligations under the Installment Notes, separate irrevocable standby letters of credit in amounts sufficient to support the aggregate principal amount of all Installment Notes (and related interest component) in such form and substance as may be mutually agreed by the parties and otherwise consistent with the Timber Note Indicative Terms (the “Letters of Credit”), issued by the Bank for the account of Purchaser pursuant to a reimbursement agreement in such form and substance as may be mutually agreed by the parties and otherwise consistent with the Timber Note Indicative Terms (the “Reimbursement Agreement”). Purchaser’s obligations under the Reimbursement Agreement will be secured pursuant to a pledge agreement in such form and substance as may be mutually agreed by the parties and otherwise consistent with the Timber Note Indicative Terms (the “Pledge Agreement”). The Letters of Credit, Reimbursement Agreement, and Pledge Agreement are collectively referred to as the “LC Documents.” Each Letter of Credit will have an initial stated amount equal to the principal amount of the corresponding Installment Note plus a corresponding interest component as described in the Letter of Credit. Each Installment Note shall be dated as of the Closing Date and shall mature on the twentieth anniversary of the Closing Date. The expiration date of each Letter of Credit shall be the date that is 15 days after the maturity date of the corresponding Installment Note.

(c)	Cooperation Regarding Transaction Structure. Purchaser Parent and Purchaser shall cooperate with Seller to structure the transaction in a tax efficient and cost-effective manner, so long as the same does not cause Purchaser or Purchaser Parent to incur any additional liability whatsoever or incur material expense, other than as contemplated in the Timber Note Indicative Terms. Seller agrees to reasonably cooperate with Purchaser to structure the transaction to be reasonably acceptable to Purchaser, so long as such structure is consistent with the Timber Note Indicative Terms. Purchaser will be solely responsible for all costs associated with the Installment Note transaction reflected in the Timber Note Indicative Terms (including, without limitation, the costs associated with the Letters of Credit).
3.4 Adjustments To Purchase Price. The Purchase Price may be adjusted under the following circumstances:

(a)	Title. Seller shall provide to Purchaser Parent copies of all vesting deeds and surveys of the Property in its possession and prior year’s tax receipts from all taxing authorities for each tract identified therein. Purchaser Parent shall have until expiration of the Inspection Period to obtain a title insurance commitment and to notify Seller, in writing, of Purchaser Parent’s disapproval of any exceptions shown in the Title Commitment other than the Standard Timberland Title Exceptions, or other objections known to and discovered by Purchaser Parent at that time. The Standard Timberland Title Exceptions and those exceptions that are not objected to and the Title Defects that are accepted by Purchaser Parent shall be deemed to be the “Permitted Exceptions.” If Purchaser Parent notifies Seller within ten (10) days after the expiration of the Inspection Period that it disapproves of any exceptions listed on the Title Commitment or otherwise discovered by Purchaser Parent, Seller shall have ten (10) days after receiving the disapproval notice to remove the exceptions, provide Purchaser Parent with reasonable assurances of the manner in which the exceptions will be removed before the Closing or deliver notice it does not intend to cure some or any of them. If Seller does not remove the material exceptions or provide Purchaser Parent with such assurances that are acceptable to Purchaser Parent, such disapproved title exceptions shall be deemed title defects (“Title Defects”), in which case, Purchaser Parent shall have the option, in its sole discretion, within 10 days of Seller’s response to: (i) take the Timberland Property subject to the Title Defects; or (ii) reject the portions of the Timberland Property affected by such Title Defects (the “Title Defect Parcels”); provided, however, that the creation, configuration, and size of any Title Defect Parcel shall be in economically and commercially viable size and location and shall be in compliance with all applicable land use and development standards and shall be determined by Seller in its reasonable business judgment after consulting with Purchaser Parent but in no event to exceed eighty (80) additional acres beyond the acreage affected by the Title Defect. In the event any subdivision or record plan or other mechanism to legally subdivide and retain title to the Title Defect Parcel is required (the “Subdivision Approval”) the same shall be undertaken at Purchaser Parent’s sole cost and expense on or before the Closing Date, with Seller agreeing to reasonably cooperate in processing the same. If the Subdivision Approval is not obtained by the Closing Date, the entire Tract(s) containing the Title Defect Parcel shall be excluded from the Timberland Property. Purchaser Parent may exclude only four (4) Title Defect Parcels in the aggregate. Seller shall provide Purchaser an adjustment to the Purchase Price at Closing for the average price per acre shown on the Value Table for the number of acres deleted by Seller as a result of the Title Defect. In such circumstance, the Purchase Price shall be decreased by the aggregate value of all Title Defect Parcels determined according to the Value Table. For purposes of this Article, a parcel acquired by Seller by quitclaim deed shall not be deemed a Title Defect Parcel based solely on the fact that title was acquired by quitclaim deed; provided, however, that the Title Commitment does not indicate an exception to the title or Purchaser Parent does not otherwise identify an objection to title other than the fact that the tract was transferred by quitclaim deed.
(b)	Access. For the purposes of this Agreement, any parcel of the Timberland Property that lacks insurable access to and from a public road shall be viewed as lacking access. As of Closing, the parcels lacking insurable access may be treated as Title Defect Parcels at Purchaser Parent’s election, in which event said parcels lacking insurable access may be deleted from the Property and an adjustment to the Purchase Price shall be made for the average price per acre shown on the Value Table for the number of acres within said tract or tracts lacking insurable access.

(c)	Environmental Assessment & Protected Species Review. To the extent in Seller’s possession, Seller shall provide Purchaser Parent with information collected as a result of its internal informal environmental site assessment, if any, within ten (10) days of the execution of this Agreement. No later than thirty (30) days after the expiration of the Inspection Period, Purchaser Parent may obtain a Phase I environmental assessment of the Timberland Property based on industry standards, as well as an assessment of any Protected Species currently inhabiting or affecting the Timberland Property (collectively, the “Assessments”). Seller shall reasonably cooperate with Purchaser Parent and Purchaser Parent’s environmental consultant in Purchaser Parent’s Phase I environmental assessment of the Timberland Property. In the event such reviews reveal: (i) the existence of any waste disposal site, landfill, dump site, hazardous waste or hazardous substance or spillage of any petroleum, crude oil or any fraction thereof, or any other facts or circumstances that are reasonably believed by Purchaser Parent’s environmental consultant to create or have the potential to create a material environmental risk or are or may be in material violation of Environmental Law, or (ii) material Protected Species issues or facts or circumstances that Purchaser Parent’s environmental consultant reasonably believes are or may be in violation of the Endangered Species Act or other federal, state or local law, rule or regulation protecting Protected Species, Purchaser Parent shall have the option, in its sole discretion, within thirty (30) days after expiration of the Inspection Period to take or reject the affected portions of the Timberland Property (the “Environmental Defect Parcels”); provided, however, that the creation, configuration and size of any Environmental Defect Parcel shall be in economically and commercially viable size and location, and shall be in compliance with all applicable land use and development standards and shall be determined by Seller in its reasonable business judgment after consulting with Purchaser Parent but in no event to exceed eighty (80) additional acres beyond the acreage affected by the Environmental Defect. Any Subdivision Approval shall be undertaken at Purchaser Parent’s sole cost and expense on or before the Closing Date, with Seller agreeing to reasonably cooperate in processing the same. If the Subdivision Approval is not obtained by the Closing Date, the entire Tract(s) containing the Environmental Defect Parcel shall be excluded from the Timberland Property. Purchaser Parent may exclude only four (4) Environmental Defect Parcels in the aggregate. Seller shall provide Purchaser an adjustment to the Purchase Price at Closing for the average price per acre shown on the Value Table for the number of acres affected by the Environmental Defect and the additional acres added by Seller. In such circumstance, the Purchase Price shall be decreased by the aggregate value of the Environmental Defect Parcels including the acres added determined according to the Value Table.
(d)	Scheduled Timber Harvest. Prior to Closing, Seller shall harvest timber in accordance with the cutting schedules to be provided by the Seller to the Purchaser Parent upon execution of this Agreement. All harvesting shall be completed by the Closing Date, and on or before said date, Seller shall provide to Purchaser Parent a notice of timber harvest with the supporting data, by tract number confirming the volume of timber harvested after May 31, 2007. At Seller’s election, the Purchase Price shall be adjusted downward based on the volume of timber harvested since May 31, 2007, and based upon the Value Table, or Seller shall pay Purchaser Parent at Closing for such timber based on the value of timber harvested and based upon the Value Table.

(e)	Casualty Loss; Condemnation; Unauthorized Harvest. The parties acknowledge that losses of timber may occur prior to the Closing as a result of, but not limited to: (i) theft, fire, flood, storm, war, insurrection, natural disaster, disease, insects, or any other casualty or (ii) condemnation. In the event of any such loss prior to Closing as determined by the Value Table in excess of $100,000, there shall be an adjustment to the Purchase Price based upon the Value Table. Further, in the event of any such loss prior to Closing is in excess of ten percent (10%) of the Purchase Price, Purchaser Parent, or Seller at its election, may terminate this Agreement in which event the Earnest Money Deposit shall be refunded to Purchaser and no party shall have any further liability hereunder except such as by its terms expressly survives termination (the “Surviving Obligations”).
(f)	Acreage Verification. Purchaser Parent may verify the information provided by Seller or other information furnished to or discovered by Purchaser Parent with regard to the acreage of the Timberland Property. In the event Purchaser Parent decides to perform such verification studies, such verification studies shall be completed no later than the expiration of the Inspection Period. Following such verification, subject to dispute by Seller, Purchaser Parent shall make available to Seller a copy of all verification study reports, data, and related materials that show an acreage variation that is more than 50 acres below the acreage contained in the Property, as represented by Seller, of 25,916.18 acres (as the same may have been reduced). If Seller retains a Title Defect Parcel or an Environmental Defect Parcel, the Purchase Price shall be adjusted for said acreage discrepancy based on the Value Table.
3.5 Process Applicable To Adjustments. In the event of adjustments pursuant to Article 3.4, the following provisions also shall apply.
(a)	Surveys. If a survey is required to identify the legal description of any Title Defect Parcel or Environmental Defect Parcel, it shall be paid for one-half by Seller and one-half by Purchaser Parent and performed by a mutually acceptable registered land surveyor.

(b)	Reservation Of Access Easements. If any of the portions of the Timberland Property retained by Seller pursuant to this Article do not have practical and legal access and require access across a portion of the Timberland Property, then at Closing Seller shall be entitled to reserve unto itself a non-exclusive road easement or easements for ingress and egress and utilities for the development and use of any retained parcels not more than sixty (60) feet in width (or any such width required for a public road up to eighty (80) feet, if reasonably necessary in Seller’s opinion) over the Timberland Property, such easement to be in the standard form used by Seller for such easements at a location approved by Purchaser Parent identifying all roads by appropriate legal description and attaching a map or plat with the location of the road cross-hatched. The easement shall in all events provide (i) that all merchantable timber that requires harvesting in order to construct, repair, or improve any road to make use of such easement shall be cut and decked by the roadside for Purchaser Parent’s disposition after written notice to Purchaser Parent at least sixty (60) days in advance, (ii) that Purchaser Parent has the absolute right to relocate the easement to another location selected by Purchaser Parent that does not have a material adverse effect on Seller; provided, however, that Purchaser Parent shall construct a road at least in the same condition as the existing road, if any, on the easement reserved by Seller and that the parties shall execute and file of record a Relocation of Easement in a form requested by Purchaser Parent and approved by Seller identifying the existing easement to be terminated and the new easement to be created shall be identified in the same manner as in the original easement.

(c)	Dispute Resolution Regarding Adjustments. Disagreements regarding the adjustments, if any, to the Purchase Price and acreage as provided for herein shall be resolved prior to Closing by arbitration by a consultant agreed upon by the parties; provided, however, that such consultant shall use the Value Table for purposes of monetary calculation, in resolving any dispute and determining the appropriate adjustment to the Purchase Price. If the parties cannot agree upon a consultant, then each party shall appoint a consultant within five (5) days of receipt of written demand by the other and the two consultants shall appoint a third consultant within five (5) days of their appointment who shall act as the “consultant” for the purposes of this Article. If a party fails to appoint a consultant or the two parties fail to agree upon a consultant, then one may be appointed by a judge of a court having jurisdiction over the parties and the subject matter.
Article 4
Title
4.1 Conveyance Of Title To Timberland Property. On or before Closing, Seller shall convey marketable fee simple title to the Timberland Property by one or more Deed(s) to Timber LLC, each of which shall warrant title against the lawful claims arising by through or under Seller (collectively, the “Timberland LLC Deeds”). The Deed(s) and the conveyance of the Timberland Property to Timber LLC shall be subject to the Permitted Exceptions. Seller and Purchaser Parent shall agree on the allocation of the value of any tracts conveyed by county and shall complete any affidavits necessary for determining taxes or fees for filing the Deeds to Timber LLC or any mortgages desired by Purchaser Parent.

4.2 Conveyance of Timber LLC Interests. At Closing, Seller shall convey good and marketable title to the Timber LLC Interests to Purchaser by way of the Assignment and Assumption Agreement in the form of Exhibit O attached hereto (the “Assignment of LLC Interests”).
4.3 Title Insurance. Purchaser Parent, at its option, may elect to obtain an ALTA standard coverage owner’s and/or lender’s title insurance policy (the “Title Policy”) issued by the Title Insurer dated as of the Closing Date in the amount of the Purchase Price and showing title to the Timberland Property vested in the name of Timber LLC. As a condition to Purchasing Parties’ obligation to close the transactions contemplated hereunder, at Closing, the Title Policy shall be subject to no special exceptions other than the Permitted Exceptions. The premium for the Title Policy shall be paid by Purchaser Parent with no obligation to cure. Seller shall reasonably cooperate with Purchaser Parent and the Title Insurer in investigating any Title Defect and Environmental Defect parcels. Seller shall execute and deliver any reasonable affidavits typically requested by title companies from sellers of timberland and deliver the same to the Title Insurer on or before Closing, provided the same do not expose Seller to any material increased liability.
4.4 Restrictions On Conveyancing. Except as set forth in Article 5.3, Seller shall not convey, contract, or otherwise agree to convey any right, title, or interest in and to the Timberland Property to any person or entity from and after the execution of this Agreement, except for hunting and/or recreational licenses that will be cancelled on or before Closing, without the prior written consent of Purchaser Parent, which may be withheld by Purchaser Parent in its sole discretion.
Article 5
Action Prior to Closing
5.1 Hart-Scott-Rodino Filings. If required, Seller and Purchaser Parent shall each as soon as possible, but in no event later than 45 days prior to the Closing Date, file the notifications required to be filed by them with respect to the transaction contemplated by this Agreement under the provisions of the Hart-Scott-Rodino Anti-trust Improvements Act of 1976, Public Law No. 94-435, and any rules and regulations thereunder (“HSR Notifications”). Seller and Purchaser Parent shall cooperate with each other in responding to any governmental inquiry or request for further information with respect to such notifications, but neither party shall be required to defend any action that asserts the transactions contemplated by this Agreement constitute a violation of law. Seller and Purchaser Parent shall each pay one-half (1/2) of the Hart-Scott-Rodino filing fee and shall each bear their own expenses (including attorneys’ fees) in making the required filings. Seller agrees to cooperate with Purchaser Parent in order to determine the applicability of any exemptions to filing the HSR Notifications, including but not limited to exemptions for non-productive property.
5.2 Management Of Timberland Property Lease Prior To Closing. Prior to Closing, Seller shall operate the Timberland Property consistent with past practices except that Seller shall not knowingly take any action or inaction that would violate any term, condition, or provision of this Agreement. The parties acknowledge that Seller shall continue to harvest timber on the Property and shall keep accurate records indicating the volumes of timber harvested prior to Closing. The parties further acknowledge that the Purchaser shall receive a credit against the Purchase Price at Closing based on the volume of the timber harvested and the value of the timber harvested using the values shown on the Value Table.
5.3 Agreements And Commitments. After the date of this Agreement, Seller shall not, without Purchaser Parent’s written consent, which may be withheld in Purchaser Parent’s sole discretion, enter into any new agreements, leases, contracts, or commitments relating to the Timberland Property, nor make any changes in any of the existing Land-Related Agreements, other than: (a) commitments relating to repairs, maintenance, and/or security necessary to preserve the Timberland Property; (b) hunting and/or recreational licenses that are cancelled on before Closing, (c) renewals or extensions of any of the Land-Related Agreements in the ordinary course of business; provided, however, that such renewals or extensions or new agreements, leases, contracts, or commitments shall be made in the ordinary course of business and have terms of one (1) year or less and otherwise contain the same terms. Seller shall not create, assume, or permit the creation of any lien or encumbrance, other than the lien for current taxes, upon any of the Timberland Property. Prior to Closing, Seller shall fulfill its obligations under Land-Related Agreements and Permits and shall enforce all of its material rights under Land-Related Agreements and Permits.
5.4 Inspection. Purchaser Parent will have until the Closing to inspect the Property on reasonable advance notice to Seller, among other things, to verify timber volumes located thereon and verify compliance with applicable laws, ordinances and regulations. Prior to providing access to the Timberland Property, Purchaser Parent shall deliver to Seller proof of comprehensive general liability insurance satisfactory in form and content to Seller in its reasonable discretion, and Purchaser Parent shall maintain such insurance through Closing. Purchaser Parent and its agents, representatives, employees, engineers, contractors and assigns will have the right to enter upon the Timberland Property to inspect, examine, survey and make test borings, soil bearing tests, timber cruises, and other engineering tests or surveys which it may deem necessary or advisable. Purchaser Parent hereby agrees to indemnify and hold Seller harmless from any and all cost and expense resulting from any claims or damages caused by or relating to such inspections, examinations and tests.
5.5 Inspection Period. Purchaser Parent shall have the right, subject to the terms herein, for a period of sixty (60) days after the date of this Agreement, to enter upon, inspect, and investigate the Timberland Property, cruise the timber and to verify timber volumes, and to evaluate and verify the accuracy all data and information provided by Seller to Purchaser Parent in connection with the Timberland Property. Purchaser Parent shall have the right at any time during the Inspection Period to notify Seller and Escrow Officer that it has elected to terminate this Agreement and receive a return of the Earnest Money, plus any interest earned thereon. Upon receipt of such notice the Escrow Officer shall return the Earnest Money, plus any interest earned thereon, to Purchaser and neither party shall have any further rights or obligations hereunder, except for those obligations which by their terms shall survive such termination. If Purchaser Parent does not elect to terminate this Agreement prior to expiration of the Inspection Period as provided herein, this Agreement shall remain in full force and effect.
Article 6
Closing
6.1 Closing Date. The transfer of the Timberland Property and the purchase and sale of the Timber LLC Interests shall close on or before sixty (60) days following the expiration of the Inspection Period, but in no event later than December 14, 2007, at a time selected by Purchaser Parent upon reasonable notice to the Seller at the offices of Purchaser Parent’s Counsel, Martin Snow, LLP, 240 Third Street, Macon, Georgia, or at such other location as may be mutually agreeable to Seller and Purchaser Parent. Seller may participate in Closing by way of delivering documents in escrow.
6.2 Closing Documents. On or before the Business Day immediately prior to the Closing, the parties shall do the following:
(a)	Seller Deposits. Seller shall deposit into Escrow the following documents (each fully executed and, as to the Deeds, acknowledged): (i) the Deeds to Timber LLC, (ii) the Assignment of LLC Interests; and (iii) such other documents as Seller is required to deliver to Purchaser hereunder.

(b)	Purchaser Deposits. Purchaser shall deposit into Escrow any such fully executed documents as Purchaser is required to deliver to Seller hereunder. In addition, Purchaser shall furnish written confirmation of intention to deposit [the cash portion of the Purchase Price, less the Earnest Money Deposit,][1] into Escrow, with the actual deposit to be made by wire funds before 12:00 noon (eastern time) on the Closing Date.
6.3 Seller’s Obligations. Seller shall deliver to Purchaser or Timber LLC, as applicable, the following:
(a)	Board Resolution(s). Certified copies of resolutions duly adopted by the Seller’s Board of Directors, authorizing the transactions contemplated by this Agreement (including, if applicable, the Installment Note transaction), and the execution and delivery of this Agreement.

(b)	Executed Assignment Of LLC Interests. An executed assignment of LLC Interests.

(c)	Seller’s Certificate Of Non-Foreign Status. An executed Seller’s Certificate of non-Foreign Status.

(d)	Assignment And Assumption Agreement For Land-Related Agreements And Permits. An executed Assignment and Assumption Agreement for Land Related Agreements and Permits together with consents, if any, covering Seller’s rights under the Land-Related Agreements and Permits being assigned to Timber LLC on the Closing Date; provided, however, that, if a specific form is required for transfer or assignment, such form shall be used.

(e)	Security Deposits. All security deposits held by Seller under the Land-Related Agreements, if any, shall be delivered to Timber LLC.

(f)	Prorations. All prorated amounts due and owing to Purchaser pursuant to this Agreement.

[1]	LC and Timber Notes should be delivered in escrow the day before.

(g)	Affidavits. All reasonable or customary affidavits requested by the Title Insurer as provided in Article 4.2.

(h)	Certificates Of Good Standing. Certificates of good standing of Seller in the States of Maryland and Virginia, and Timber LLC in the State of Delaware.

(i)	Incumbency Certificate. An incumbency certificate from Seller.

(j)	Timber Supply. The executed Stumpage Supply Agreement, in form and content substantially as provided in Exhibit P.

(k)	Deeds. The Timber LLC Deeds.
6.4 Purchaser’s Obligations. Purchaser shall deliver or make available to Seller the following:
(a)	Unanimous Consent Of Members(s). Certified copies of a unanimous consent duly adopted by Purchaser’s Members authorizing the purchase of the assets covered by this Agreement, and the execution and delivery of this Agreement.

(b)	Purchase Price, Closing Costs, and Prorations. Purchaser shall pay and deliver to Seller and/or to such party or parties as Seller shall direct the Purchase Price, including the Installment Notes and closing costs and prorated amounts due and owing Seller pursuant to this Agreement.

(c)	Certificates Of Good Standing. Certificates of good standing of Purchaser in the states of its organization and Georgia (as applicable).

(d)	Incumbency Certificate. An incumbency certificate from Purchaser.

(e)	Affidavits. All reasonable or customary affidavits requested by the Title Insurer.

(f)	Timber Supply. The executed Stumpage Supply Agreement, in form and content substantially as provided in Exhibit P.
6.5 Closing Statement. No less than forty-eight (48) hours prior to the scheduled Closing, the parties shall have agreed on a Closing Statement pertaining to the transaction that addresses prorations, closing costs, and similar matters.
6.6 Escrow Officer. The Escrow Officer shall do the following: (a) record the Deed(s) and any mortgages or other instruments pertaining to Purchaser’s financing of the transaction, all appropriate affidavits concerning filing the same and all fees, taxes, and costs associated with the filings; (b) deliver to Purchaser any documents that Seller is to deliver and Purchaser is to receive hereunder through Escrow; (c) deliver to Seller any documents that Purchaser is to deliver and Seller is to receive hereunder through Escrow; and (d) disburse to Seller, by wire transfer to an account designated by Seller in writing, the portion of the Purchase Price to be paid in cash less the amount of any net credit to Purchaser resulting from the prorations required hereunder and any costs that Seller is required to pay hereunder. The Escrow Officer’s performance of the foregoing actions shall be deemed to occur simultaneously.
Article 7
Closing Costs and Prorations
7.1 Closing Costs And Expenses. The costs and expenses shall be paid as specified herein. Purchaser shall have the benefits and burdens of ownership as of the Closing Date.
(a)	Seller. Seller shall pay:
(i)	any state or local transfer taxes, documentary stamp taxes, or similar taxes charged on the consideration paid for each deed to Timber LLC and the transfer of the Timber LLC Interests to Purchaser.

(ii)	any harvest excise taxes, timber ad valorem taxes or liens resulting from its operations prior to Closing;

(iii)	any income taxes relating to Seller’s operations on the Timberland Property prior to the Closing;

(iv)	any compensating taxes and penalties that may be payable due to the removal of the Timberland Property or any portion thereof from “forest land” or “timberland” or similar non-ad valorem tax classification or designation and arising solely from Seller’s actions or any change of use prior to Closing;

(v)	any amount due to Purchaser for prorations or other sums due under this Agreement.
(b)	Purchaser Parent. Purchaser Parent shall pay at the Closing:
(i)	the costs for title examination, title insurance commitment and the title insurance premium;

(ii)	any costs for environmental review, Protected Species review, and any other due diligence costs of Purchasing Parties;

(iii)	income taxes relating to the Timberland Property on or after the Closing;

(iv)	the costs to record any instruments pertaining to Purchasing Parties’ financing of the transaction;

(v)	any amount due to Seller for prorations or otherwise under this Agreement, and

(vi)	any costs associated with Purchasing Parties’ financing of this transaction.
(c)	Shared Costs. Seller and Purchaser Parent shall share, split equally, and pay:

(i)	any escrow fee;

(ii)	the Hart-Scott-Rodino filing fee, if applicable; and

(iii)	the cost of any survey associated with any carve-out acreage.
7.2 Prorations. Property taxes, land use income from Land-Related Agreements, and similar matters customarily prorated in similar transactions shall be prorated between the parties as of the Closing Date.
7.3 Real Property Taxes And Assessments. Current year real property taxes and assessments with respect to the Timberland Property, both general and special, shall be prorated between Seller and Purchaser Parent as of the Closing Date. The last officially certified rate and valuation shall be used for such prorations. Seller shall be solely responsible for all real property taxes and assessments applicable to the Timberland Property payable in prior years. Seller shall be solely responsible for any assessments, taxes, expenses, or contract obligations pertaining to the Timberland Property and Timber LLC arising, accruing, or incurred prior to Closing. Purchaser Parent shall be responsible for all taxes and assessments due and payable in respect of the Timberland Property and Timber LLC after Closing.
7.4 Land-Related Agreements. Seller shall be solely responsible for any contract obligations pertaining to the Timberland Property arising, accruing, or incurred prior to Closing and shall be entitled to all payments accruing under the Land-Related Agreements for the period prior to and including the Closing Date. Purchaser Parent shall be solely responsible for any obligations under the Land-Related Agreements assigned to Timber LLC by the Assignment and Assumption Agreement arising, accruing, or incurred subsequent to Closing and shall be entitled to all payments accruing under the Land-Related Agreements for the period commencing on the Closing Date as well as any security deposits, other deposits, or unearned pre-payments pertaining to the Land-Related Agreements.
7.5 Change In Tax Classification. Purchaser Parent shall be solely responsible for the payment of any taxes which may accrue any time after Closing by reason of any change in the use, zoning, land use classification or other tax classification of the Timberland Property; provided, however, that if any change in the tax classification or designation applicable to the Timberland Property, or any portion thereof changes prior to, at or after Closing solely and directly due to any deliberate act of Seller prior to Closing or due to the failure of Seller to reasonably cooperate with Purchaser

Parent in Purchaser Parent’s preparation and submittal prior to Closing of a timber management plan containing a notice of continuance acceptable to the applicable governmental authority, (which preparation and submittal Purchaser Parent agrees to diligently pursue) then Seller shall be solely responsible for payment of any compensating tax and related interest and penalties resulting therefrom, and Seller shall indemnify Purchaser Parent for such costs. Seller, at no cost or liability to Seller, agrees to reasonably cooperate with Purchaser Parent in executing and filing forms, affidavits, certificates or other documents necessary to preserve the tax status of the Timberland Property, which obligation shall survive Closing.
Article 8
Contingencies
8.1 Conditions Precedent To Purchasing Parties’ Obligation To Close. The Purchasing Parties’ obligations to consummate the transactions contemplated herein are subject to the satisfaction of each of the following conditions, and all other conditions contained herein, any or all of which may be waived by Purchaser Parent, in whole or in part, but only expressly and in writing. Satisfaction of each condition shall be determined by Purchaser Parent, in its sole discretion.
(a)	Representations and Warranties. Seller’s representations and warranties contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made at the time of Closing and there shall have been no breach in any material respect by Seller in the performance of its agreements and covenants contained herein and each of the agreements and covenants of Seller contained in this Agreement to be performed at or prior to the Closing shall have been duly performed.

(b)	Performance By Seller. Seller shall have materially performed all obligations required to be performed by it under this Agreement, and materially complied with all covenants for which compliance by it is required under this Agreement, prior to the Closing, including without limitation executing and delivering the agreements and documents described in this Agreement.

(c)	Hart-Scott-Rodino. All waiting periods pursuant to the Hart-Scott-Rodino Act applicable to the transactions contemplated by this Agreement shall have expired or been terminated or Seller and Purchaser Parent shall have determined that applicable exemptions exist that exempt HSR Filings for this transaction.

(d)	Litigation. No statute, rule, regulation, executive order, decree, ruling of any court or Governmental Authority, permanent injunction or other order shall have become effective restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated hereby.

(e)	Title To Timberland Property. Seller shall have delivered the Deeds to Timber LLC or to the Escrow Officer without title defects except as approved by Purchaser Parent pursuant to Article 3.4 and containing only Permitted Exceptions.

(f)	Termination For Material Adverse Change. In the event cumulative adjustments to the Purchase Price pursuant to Article 3.4 equal ten percent (10%) or more of the Purchase Price, Purchaser Parent may terminate this Agreement prior to the Closing by written notice to Seller.
8.2 Conditions Precedent To Seller’s Obligation To Close. Seller’s obligation to consummate the transaction contemplated herein is subject to the satisfaction of each of the following conditions, and all other conditions contained herein, any or all of which may be waived by Seller, in whole or in part, but only expressly and in writing. Satisfaction of each condition shall be determined by Seller, in its sole discretion.
(a)	Representations. Purchasing Parties’ representations and warranties contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made at the time of Closing; and there shall have been no breach in any material respect by Purchasing Parties in the performance of their agreements or covenants contained herein, and each of the agreements or covenants of Purchasing Parties contained in this Agreement to be performed at or prior to the Closing shall have been duly performed.

(b)	Hart-Scott-Rodino. All waiting periods pursuant to the Hart-Scott-Rodino Act applicable to the transactions contemplated by this Agreement shall have expired or been terminated or Seller and Purchaser Parent shall have determined that applicable exemptions exist that exempt HSR Filings for this transaction.

(c)	Litigation. No statute, rule, regulation, executive order, decree, ruling of any court or Governmental Authority, permanent injunction or other order shall have become effective restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated hereby.

(d)	Bankruptcy. Seller shall not be obligated or under any duty to Close this transaction in the event of the filing of any bankruptcy or insolvency petition or action by or against Purchasing Parties.

(e)	Letters Of Credit To Seller. The Letters of Credit shall have been delivered to Seller by the Banks in such maximum aggregate amounts per Bank as are satisfactory to Seller and on terms and conditions that are consistent with the Timber Note Indicative Terms and otherwise satisfactory to Seller.

(f)	Purchaser and Purchaser Parent shall have entered into an amended and restated limited liability company operating agreement in respect of Purchaser in form and content satisfactory to Seller.

(g)	Purchaser shall have entered into a paying agency agreement in form and substance reasonably satisfactory to Purchaser Parent and Seller, with a third party paying agent reasonably satisfactory to Seller and Purchaser Parent pursuant to which the paying agent will make payments of amounts due and payable under the Installment Notes, hold and invest Purchaser’s excess cash and provide other customary services.

(h)	Termination For Material Adverse Change. In the event cumulative adjustments to the Purchase Price pursuant to Article 3.4 equal ten percent (10%) or more of the Purchase Price, Seller may terminate this Agreement prior to the Closing by written notice to Purchaser.
8.3 General Provisions Regarding Contingencies And Default. If any of the foregoing conditions are not satisfied or waived in writing by Purchaser Parent or Seller, as applicable, on or before the time of Closing, then this Agreement shall terminate and the parties shall be entitled to the remedies provided in this Agreement. Upon the failure of either party to perform a duty or obligation imposed upon it by this Agreement, the non-defaulting party shall furnish written notice to the defaulting party specifying the basis of the default (“Notice of Default”). The defaulting party shall have five (5) days after receiving the Notice of Default to cure the default before the non-defaulting party may terminate the Agreement or seek any other rights or remedies provided by this Agreement.
Article 9
Possession and Condition
9.1 Possession Of The Timberland Property. Timber LLC shall obtain possession of the Timberland Property on or before Closing, subject to any possessory rights of third parties referenced in this Agreement.
9.2 Copies Of Management Records. Seller shall deliver to Purchaser, at Closing, the documents identified in Exhibit B-2 to the extent the Seller has possession of any such documents.
9.3 Condition. Purchaser Parent and Purchaser agree that they have inspected and are thoroughly familiar with the Timberland Property and are acquiring the Timberland Property in its “as is, where is” condition subject to their due diligence rights and remedies as set forth in this Agreement.
Article 10
Representations and Warranties
10.1 Seller’s Representations and Warranties. Seller covenants, represents, and warrants as follows, which covenants, representations, and warranties are and shall be on Closing true and correct in all material respects:
(a)	Incorporation. Seller is duly incorporated, validly existing, and in good standing under the laws of the State of Maryland and authorized to do business in Virginia.

(b)	Authorization. Seller has all the power and authority to execute, deliver, and perform all of Seller’s obligations under this Agreement. This

Agreement is a valid obligation binding upon the Seller in accordance with its terms.

(c)	No Adverse Results From Sale. Neither execution nor delivery of this Agreement and the consummation of the transaction contemplated hereby will constitute: (i) an event of default under any agreement to which Seller is a party, or by which Seller is bound other than such default as would not materially affect Seller’s ability to consummate the transaction contemplated hereby; (ii) an event which would result in the creation or imposition of any valid lien, charge, or encumbrance on the Timberland Property; or (iii) a breach or violation of any permit, license, order, judgment, or decree by which Seller may be bound.

(d)	Non-Foreign Person Certification. Seller is not a foreign person or entity, as described in the Foreign Investments in Real Property Tax Act, Internal Revenue Code § 1445.

(e)	No Restriction. To Seller’s Knowledge, there is neither pending nor threatened, any legal action, arbitration, or administrative hearing before any Governmental Authority to which Seller is a party and that could enjoin or restrict Seller’s right or ability to perform its obligations under this Agreement.

(f)	No Uncorrected Notices or Violation of Law. To Seller’s Knowledge, there are no outstanding or uncorrected written notices from any Governmental Authority having jurisdiction over the Timberland Property of violations of federal, state or local laws, rules or regulations applicable to Seller’s operations on the Timberland Property.

(g)	Hazardous Substances & Underground Storage Tanks. Except as disclosed on Exhibit I, to Seller’s Knowledge, Seller has: (i) not received any written notice from any governmental agency suggesting that the Timberland Property is or may be targeted for remediation of Hazardous Substances; (ii) no knowledge of any such pending or threatened clean-up activity or of any above-ground or under-ground storage tanks on the Timberland Property; (iii) not released, discharged, or emitted and has not knowingly permitted the release, discharge or emission of any Hazardous Substances on, in, or under the Timberland Property in violation of applicable Environmental Law.

(h)	Pesticides and Herbicides. During Seller’s ownership of the Timberland Property, Seller may have applied pesticides or herbicides to some or all of the Timberland Property. To Seller’s knowledge all such applications were done in accordance with applicable Environmental Laws and in conformance with the accepted industry standards relevant to the area in question.

(i)	Protected Species. Except as disclosed on Exhibit I, to Seller’s Knowledge: (i) there are no Protected Species on the Timberland Property; (ii) Seller has not received any written notice of any threatened or contemplated actions against Seller or the Timberland Property based upon the presence of any Protected Species on the Timberland Property; or (iii) to Seller’s knowledge, Seller is not in violation of applicable laws concerning Protected Species. Seller makes no representation or warranty regarding the effect of the presence of any Protected Species on the use of the Timberland Property for forestry or other uses. Purchaser shall be solely responsible for determining how and under what conditions the Timberland Property can be used.

(j)	Timber Harvest. Except as disclosed on Exhibit I, to Seller’s Knowledge, there are no outstanding contracts or agreements pursuant to which any party has the right to cut or remove timber from the Timberland Property. Seller has no knowledge of a breach of any outstanding or completed timber harvesting contract or agreement that has resulted in material unrepaired damage to the roads, soils or improvements on the Timberland Property.

(k)	Unrecorded Documents. Except as disclosed on Exhibit I or Exhibit C, to Seller’s Knowledge, there are no unrecorded documents affecting the Timberland Property.

(l)	Contracts Pertaining To The Timberland Property. Except as disclosed on Exhibit C, to Seller’s Knowledge, there are no current contracts, liens, agreements, easements, licenses, encumbrances, leases, or tenancies affecting or pertaining to the Timberland Property or any portion thereof. To Seller’s Knowledge, there is no material breach or claim of material breach of any current contract, agreement, license, lease, tenancy or other instrument disclosed on Exhibit C has occurred.

(m)	Boundary Disputes & Adverse Possession. Except as disclosed on Exhibit I, to Seller’s Knowledge, there are no boundary disputes and no encroachments affecting any of the Timberland Property or portion thereof; nor to Seller’s knowledge is any person adversely possessing or using any of the Timberland Property or any portion thereof.

(n)	Harvest Excise Tax; Etc. To Seller’s Knowledge, all timber harvest excise tax and all amounts owed to timber fellers, loggers and truckers pertaining to Seller’s harvest and removal of timber from the Timberland Property have been or will be fully paid as of the Closing; and Seller will pay when due the timber ad valorem tax for all timber harvested prior to Closing.

(o)	Management Or Service Brokerage Agreements. To Seller’s Knowledge, there are no management, service or brokerage agreements affecting the Timberland Property to which Seller is a party or that will or may create a liability for Purchaser, or a lien or charge upon the Timberland Property.

(p)	No Untrue Statement. None of the foregoing representations and warranties contains any untrue statements of material fact or fails to state any material fact necessary to make such representations and warranties not misleading.

(q)	Condemnation. Except as disclosed on Exhibit I, to Seller’s Knowledge, there is no pending or threatened condemnation action affecting any portion of the Timberland Property.
10.2 Representations and Warranties of Purchaser And Purchaser Parent. Each of Purchaser Parent and Purchaser hereby make the following representations and warranties (with respect to itself), each of which is material and is being relied upon by Seller and is true as of the date hereof and will be true as of Closing:
(a)	Formation. Purchaser Parent, Glawson Investment Corp., is duly organized, validly existing, and in good standing under the laws of the State of Georgia will be in good standing in Virginia by closing. Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)	Authorization. Each of Purchase Parent and Purchaser has all the power and authority to execute, deliver, and perform all of their respective obligations under this Agreement. This Agreement is a valid obligation binding upon the Purchaser Parent and Purchaser in accordance with its terms.

(c)	No Adverse Results From Purchase. Neither execution nor delivery of this Agreement and the consummation of the transaction contemplated hereby will constitute an event of default under any agreement to which Purchaser Parent or Purchaser is a party, or by which Purchaser Parent or Purchaser is bound other than such default as would not materially affect Purchaser Parent’s or Purchaser’s ability to consummate the transaction contemplated hereby.

(d)	No Restriction. To Purchaser Parent’s knowledge, there is neither pending nor threatened, any legal action, arbitration, or administrative hearing before any Governmental Authority to which Purchaser Parent or Purchaser is a party and that could enjoin or restrict Purchaser Parent or Purchaser’s right or ability to perform its obligations under this Agreement.

(e)	Insolvency. To the best of Purchaser Parent’s knowledge, there are no attachments, executions, assignments for the benefit of creditors, or proceedings in bankruptcy or under any other debtor relief laws contemplated by, pending, or threatened by or against Purchaser or Purchaser Parent.

(f)	Installment Notes. The Reimbursement Agreement, the Pledge Agreement and the Installment Note will have been duly authorized by all necessary corporate action on the part of Purchaser, and upon execution and delivery this Agreement, the Reimbursement Agreement, the Pledge Agreement and the Installment Note will constitute valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency, and other similar laws affecting claims and rights generally or by general equitable principles.

(g)	Investment Purpose. Purchaser represents and warrants that Purchaser is acquiring the Timberland Property and the Timber LLC Interests for its own account and not as nominee, agent or intermediary for any other

Person. As of the date of this Agreement, none of the Purchasing Parties has entered into any agreement to transfer or otherwise dispose of any interest in the Timberland Property or any agreement to transfer or otherwise dispose of any interest in Timber LLC, to any other Person (including another Purchasing Party) and Purchaser Parent has not entered into any agreement to transfer or otherwise dispose of any interest in Purchaser to any other Person (including another Purchasing Party), and none of the Purchasing Parties shall enter into any such agreement prior to the Closing.
(h)	Tax Matters. Purchaser is treated as a “disregarded entity” of Purchaser Parent for U.S. federal income tax purposes and all applicable state and local income tax purposes in state and local jurisdictions following the U.S. federal income tax treatment of entities.

(i)	No Untrue Statement. None of the foregoing representations and warranties contains any untrue statements of material fact or fails to state any material fact necessary to make such representations and warranties not misleading.

(j)	ERISA. Purchaser represents and warrants it is not purchasing any of the Timber LLC Interests with “plan assets” of an Employee Benefit Plan subject to Title I of the Employee Retirement Income Security Act of 1974 (as amended from time to time, the “Act,” and together with any regulation, rule or judicial or administrative case, order, or pronouncement arising under or connected with the Act, “ERISA”) or of a plan subject to Section 4975 of the Code. Purchaser Parent shall take all actions reasonably requested by Seller for the purpose of ensuring, to Seller’s satisfaction, that the transactions contemplated herein will comply with ERISA and not result in an imposition of an excise tax under Section 4975 of the Code; such actions shall include, without limitation, the making of such further representations and warranties as Seller’s counsel reasonably deems necessary to ensure that neither this Agreement nor any of the transactions contemplated herein will violate ERISA or result in an imposition of an excise tax under Section 4975 of the Code. In the event that this Agreement, or any transaction or other action by Seller in connection herewith, shall be deemed to violate ERISA or result in an imposition of an excise tax under Section 4975 of the Code, Seller may immediately terminate this Agreement, the Earnest Money shall be returned to Purchaser, and no party shall have any further liability hereunder except for such obligations as expressly survive termination of this Agreement.

(k)	Patriot Act/OFAC.
(i)	Compliance with International Trade Control Laws and OFAC Regulations. Purchaser and Purchaser Parent represent and warrant to Seller:
(a)	Neither Purchaser nor Purchaser Parent is now, and neither Purchaser nor Purchaser Parent shall be at any time until Closing, a Person with whom a United States citizen, entity organized under the laws of the United States or its territories or entity having its principal place of business within the United States or any of its territories is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC [“Specially Designated Nationals and Blocked Persons"]) or otherwise.

(b)	Neither Purchaser nor any Person who owns a direct interest in Purchaser is now nor shall be at any time until Closing a Person with whom a U.S. Person, including a United States Financial Institution as defined in 31 U.S.C. 5312, as periodically amended (“Financial Institution”), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

10.3 Mutual Representations & Warranties
(a)	Commissions. Each of the Seller, Purchaser and Purchaser Parent hereby represents and warrants that it has not discussed or had any communications concerning the Timberland Property with any real estate agent or broker pertaining to this transaction, and that to the Seller’s, Purchaser’s and Purchaser Parent’s knowledge, no commissions or broker’s fees are owed on this transaction. Should any claim for a commission or finder’s fee be asserted by any third party as a result of the act or omission of either party, then the party alleged to have agreed to pay such commission or fee shall be solely responsible therefore, and shall indemnify, defend, and hold the other party harmless from any and all loss, damage, liability, cost, or expense, including, without limitation, attorneys’ fees, suffered or incurred by it arising out of or relating to any claim for real estate commission or fee made by any such real estate agent or broker.

(b)	Instruments Of Further Assurances. Seller, Purchaser and Purchaser Parent covenant that, from time to time, whether before, at, or after the Closing Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be reasonably necessary to carry out the purposes and intents of this Agreement. By way of example, but not limitation, in the event Seller elects to cure any title defect, Seller shall execute any corrective Deed(s) reasonably necessary to cure title defects regardless of when the title defects may be discovered without charging Purchaser or Purchaser Parent any fees or expenses arising out of the corrective instruments.
10.4 Disclaimer Of Warranties; Limitation Of Liability.
(a)	No Other Representations And Warranties. Except for the representations and warranties contained in this Agreement or as are contained in the Deeds, Assignment of LLC Interests, Assignment and Assumption Agreement for Land-Related Agreements and Permits, neither Seller nor any of its agents, affiliates, officers, directors, employees, agents, representatives, nor any other person, makes or shall be deemed to make any representation or warranty to Purchasing Parties, express or implied, at law or in equity, on behalf of Seller, and Seller hereby disclaims any such representation or warranty whether by Seller or any of its agents, affiliates, officers, directors, employees, agents or representatives or any other person, notwithstanding the delivery or disclosure to Purchasing Parties or any of their respective officers, directors, employees, agents or representatives or any other person of any documentation or other information (including, without limitation, documentation and information delivered to Purchasing Parties at Closing) by Seller or any of its agents, affiliates, officers, directors, employees, agents or representatives or any other person with respect to any one or more of the foregoing.
(b)	“As Is, Where Is” Purchase. Subject to Seller’s representations and warranties set forth herein and the Deeds, Assignment of LLC Interests, Assignment and Assumption Agreement for Land-Related Agreements and Permits and Purchasing Parties’ rights set forth in this Agreement, if any, Purchasing Parties accept the Timberland Property “as is” and “where is,” subject to the risks of all defects and conditions. Purchaser Parent acknowledges that it has had an opportunity to inspect the Timberland Property and will be relying in part on such inspections. Purchaser and Purchaser Parent, on behalf of itself, and Purchaser Parent, on behalf of Timber LLC, understand and agree that, except as expressly set forth herein, Seller has not made and makes no representations or warranties of any kind with respect to the acreage, soil stability or conditions, grades, or any other physical condition of the Timberland Property or their fitness, suitability or acceptability for any particular use or purpose whatsoever or with respect to any permits or any environmental, building, land use, zoning or fire laws or regulations or compliance therewith or with respect to the existence of any Protected Species (or Protected Species habitat) on or near the Timberland Property or compliance with any regulations pertaining thereto or the availability or existence of any access, water, sewer or utility rights; and that Seller shall not be liable for any latent or patent defects therein. Seller shall have no obligation to repair or make any improvements to the condition of the Timberland Property prior to Closing. Without limiting the generality of the foregoing, SELLER EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY, AS WELL AS ANY WARRANTY WHATSOEVER WITH RESPECT TO THE MARKETABILITY, HARVESTABILITY, AGE, SPECIES MIX, SITE CLASSIFICATION, BOUNDARIES OF THE TIMBER OR THE TIMBERLAND PROPERTY, QUANTITIES, TIMBER GRADES, OR QUALITY OF ANY TIMBER ON THE TIMBERLAND PROPERTY OR SOILS STABILITY OR CONDITIONS, OR THE AVAILABILITY OR ADEQUACY OF ACCESS TO THE TIMBERLAND PROPERTY. Each of Purchaser and Purchaser Parent, on behalf of itself, and Purchaser

Parent, on behalf of Timber LLC, further acknowledges that any information, whether written or oral, or in the form of maps, surveys, cruise data, inventory information, plats, soil reports, engineering studies, environmental studies, inspection reports, plans, specifications, or any other information whatsoever, without exception, pertaining to the Timberland Property and the timber thereon, any and all other matters concerning the condition, suitability, integrity, marketability, compliance with law, or other attributes or aspects of the Timberland Property and the timber thereon, is furnished to Purchasing Parties solely as a courtesy, and neither Seller nor its representatives have verified the accuracy of any statements or other information therein contained nor the qualifications of the persons preparing such information. Neither Seller nor its representatives warrant the accuracy of any information contained therein in any way.

(c)	Bargained For Consideration. The provisions of this Article, which shall survive delivery and recording of the Deeds and transfer of the Timber LLC Interests, are bargained for consideration between Seller and Purchasing Parties and are part of Seller’s consideration from Purchasing Parties and Purchasing Parties’ consideration from Seller.
10.5 Survival of Representations and Warranties.
(a)	The representations and warranties of each of the Seller and Purchaser Parent and (except as provided by the following sentence) covenants of the parties contained in this Agreement or any Exhibit hereto, or any certificate, document, or other instrument delivered in connection herewith shall survive the Closing and terminate and cease to be in force and effect six (6) months following the Closing Date, regardless of any investigation, verification or approval by any party hereto or by anyone on behalf of any party hereto, unless the party or parties for whose benefit such representation or warranty was made waives the same in writing; provided, however, that the foregoing shall not apply to the representations and warranties contained in the Deeds, which shall survive without limitation hereunder. The covenants set forth in Article 14 and those other covenants that contemplate or may involve actions to be taken or obligations in effect after the Closing shall survive in accordance with their terms. A party shall have no claim against the other party for breach of a warranty or representation by such other party if the party had knowledge at the Closing Date that the warranty or representation of the other party was untrue, inaccurate or misleading, and the party did not disclose that fact to the other party and afford the other party opportunity to take corrective action. If a legal proceeding is filed by a party seeking redress under this Agreement for a breach of warranty by Seller or Purchaser Parent prior to the expiration of one (1) year termination date of that warranty, the warranty shall not be deemed to have expired one (1) year from the date of the Closing but may be enforced by a Court of competent jurisdiction.
(b)	The parties agree that, notwithstanding any other provision hereof to the contrary, (i) no claim may be asserted against Seller under this Agreement or under the closing documents unless the aggregate amount of all damages due to Purchasing Parties under this Agreement and under the closing documents against Seller as a result of any breaches of representations and warranties (collectively, “Post-Closing Damages”), is in excess of $25,000 in the aggregate, and (ii) the maximum aggregate liability under or in connection with this Agreement and the closing documents shall not exceed $500,000.00 in the aggregate, and Seller shall not have liability under or in connection with this Agreement and the closing documents in excess of such maximum aggregate amount (the foregoing limitations provided in clauses (i) and (ii) above shall collectively be referred to herein as the “Basket and Cap Provisions”).
10.6 Release. By proceeding with this transaction following the expiration of the Inspection Period, Purchaser Parent shall be deemed to have made its own independent investigation of the Timberland Property and the presence of Hazardous Materials on, in or under the Timberland Property as Purchaser Parent deems appropriate. Accordingly, subject to a claim for the breach of any of the representations and warranties of Seller, whether set forth herein or in any document delivered in connection with Closing, or any other breach of this Agreement or any other agreement to be delivered in connection with Closing, which claim(s) (subject to the Seller’s limitation of liability hereunder) is expressly reserved to Purchaser Parent, Purchaser Parent, on behalf of itself and all of its officers, directors, shareholders, employees, representatives and affiliated entities (collectively, the “Releasors”) hereby expressly waives and relinquishes any and all rights and remedies Releasors may now or hereafter have against Seller, and their respective successors and assigns, partners, shareholders, officers, members, managers and/or directors (the “Seller Parties”), whether known or unknown, which may arise from or be related to (a) the physical condition, quality, quantity and state of repair of the Timberland Property and the prior management and operation of the Timberland Property, (b) the Timberland Property’s compliance or lack of compliance with any federal, state or local laws or regulations, and (c) any past, present or future presence or existence of Hazardous Materials on, under or about the Timberland Property or with respect to any past, present or future violation of any rules, regulations or laws, now or hereafter enacted, regulating or governing the use, handling, storage or disposal of Hazardous Materials, including, without limitation, (i) any and all rights and remedies Releasors may now or hereafter have under the Comprehensive Environmental Response Compensation and Liability Act of 1980 (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, and the Toxic Substance Control Act, all as amended, and any similar state, local or federal environmental law, rule or regulation, and (ii) any and all claims, whether known or unknown, now or hereafter existing, with respect to the Timberland Property under Section 107 of CERCLA (42 U.S.C.A. §9607), provided, however (subject to the Seller’s limitation of liability hereunder), none of the Seller Parties are released by the foregoing for any claim based upon a breach of any of Seller’s warranties, breach of any covenant or indemnity which survives Closing, whether set forth herein or in any document delivered in connection with Closing, or any other breach of this Agreement or any other agreement to be delivered in connection with Closing.
Article 11
Indemnification
11.1 Indemnification By Seller. Subject to the terms and conditions of this Agreement, including, without limitation, the Basket and Cap Provisions, Seller shall indemnify, defend, and hold Purchasing Parties and their affiliates, their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns thereof (collectively, the “Purchaser Indemnified Party”) harmless from all claims made by third parties, liabilities, obligations, damages, penalties, fines, costs, and expenses (including but not limited to reasonable attorneys’ fees, costs, environmental hazard assessments, and cleanup costs) (each of the foregoing, a “Claim”) that arise out of or relate to: (a) any breach of the warranties and representations set forth in this Agreement or the Deeds; (b) any failure by the Seller to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings or obligations in this Agreement or under any of the documents and related materials executed and delivered or to be executed and delivered by the Seller pursuant to this Agreement; or (c) Seller’s ownership or operation of the Timberland Property prior to the Closing.
11.2 Indemnification By Purchaser Parent. Subject to the terms and conditions of this Agreement, Purchaser Parent shall indemnify, defend, and hold Seller and its affiliates, their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns thereof (collectively, the “Seller Indemnified Party” and, collectively with the Purchaser Indemnified Party, the “Indemnified Party”) harmless from all Claims that arise out of or relate to: (a) any breach or inaccuracy of any of the representations and warranties made by any of the Purchasing Parties in or pursuant to this Agreement; (b) any failure by any of the Purchasing Parties to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings or obligations in this Agreement or under any of the documents and related materials executed and delivered or to be executed and delivered by such Purchasing Party pursuant to this Agreement; or (c) any of the Purchasing Parties’ ownership or operation of the Timberland Property on or after the Closing due to the actions or inactions of Purchasing Parties.
Article 12
Confidentiality and Information
12.1 Confidentiality. The parties acknowledge that the terms and conditions of this Agreement and the agreements contemplated by this Agreement are confidential, and that neither Purchaser, Purchaser Parent nor Seller will disclose such terms and conditions to third parties without the written consent of the other party to this Agreement except as may be required by law or court order or to the extent necessary to enable Purchasing Parties to obtain financing, to the extent necessary for the parties to obtain advice and consent of consultants and professionals arising out of the transaction, or to the extent confidentiality is waived by filing a document in the public records. In connection with any necessary disclosure in relation to its financing, Purchasing Parties covenant and agree to use their commercially reasonable best efforts to limit such disclosure only to necessary information and to protect such information from further disclosure. Purchasing Parties further agree that they shall consult Seller regarding all written marketing materials relating to the financing or the transaction, including, without limitation, all offering memoranda, term sheets, prospectuses, information memoranda or information packets, and shall obtain Seller’s prior approval, which shall not be unreasonably withheld or delayed, of all disclosures regarding Seller, this Agreement, the transactions contemplated hereby and/or disclosures based upon information furnished to Purchasing Parties by Seller in connection with the transactions contemplated hereby. Purchasing Parties and Seller further agree that Purchasing Parties shall be entitled to use the information set forth on Exhibit B-2, in its efforts to market the Timberland Property or the timber thereon; provided, however, that Purchasing Parties’ use and disclosure of such information shall not identify the information as being furnished by Seller and shall identify the information as being furnished by Purchasing Parties or Purchaser Assignee.
12.2 Information. All information furnished by Seller to Purchasing Parties regarding the transaction and the Timberland Property will be treated as the sole property of Seller until Closing and, if the Closing does not occur, Purchasing Parties and their agents and advisors will return to Seller all documents or other materials containing, reflecting, or referring to such information, will use their best efforts to keep confidential all such information, and will not directly or indirectly use such information for any competitive or other commercial purpose; provided, however, that, in regard to documents prepared by Purchasing Parties but containing information provided by Seller, Purchasing Parties shall not be required to return said material to Seller and shall be obligated only to destroy such materials with such destruction certified by an authorized officer of Purchasing Parties.
12.3 Public Statements. Neither Seller nor Purchasing Parties will make any public announcement or governmental filing or notification with respect to the proposed transaction without the prior approval of the other party. The parties agree that they jointly will prepare and approve any press release, response to press inquiry, statement or public announcement about the existence of this Agreement or the purchase and sale of the Timberland Property.
Article 13
INTENTIONALLY OMITTED
Article 14
Additional Agreements Relating To Timberland Property
14.1 No Transfers, Etc.
(a)	Purchaser shall not distribute, transfer or otherwise dispose of any Timber LLC Interests and neither Purchaser Parent nor Purchaser shall cause or permit Timber LLC to distribute, transfer or otherwise dispose of any of the Timber LLC Assets, in each case to Purchaser Parent (or any other Person related to Purchaser Parent or Purchaser), or commit to do any of the foregoing, in each case until a period of one year has elapsed from the Closing Date.

(b)	Purchaser Parent shall not transfer or otherwise dispose of its interest in Purchaser, or commit to do so, (i) to a Bank or any Affiliate thereof, at any time or (ii) to any other Person, until a period of one year has elapsed from the Closing Date. Any transfer or other disposition by Purchaser Parent (or any subsequent transferee) of its interest in Purchaser following such one-year period shall require the prior written consent of Seller (such consent not to be unreasonably withheld) and the written agreement of any transferee in favor of Seller to (i) comply with the obligations of Purchaser Parent under the limited liability company agreement of Purchaser and under Articles 14.1, 14.2, 14.3 and 12.1 of this Agreement as if such transferee were Purchaser Parent and (ii) cause Purchaser to comply with all of its obligations, covenants and representations under the limited liability company agreement of Purchaser and the Transaction Documents.

(c)	(i) For so long as Purchaser Parent owns all of the outstanding interests in Purchaser, Purchaser Parent shall comply, and shall cause Purchaser to comply, and (ii) Purchaser shall comply, in each case, with all of their respective obligations, covenants and representations under the limited liability company agreement of Purchaser and the Transaction Documents. It is agreed that in no event shall Purchaser Parent have any obligation as a guarantor, surety or otherwise, to pay or perform any of the obligations of Purchaser under the Installment Notes or the LC Documents.

(d)	Prior to payment in full of the Installment Notes at maturity, no amendment, modification or waiver of any provision of the limited liability company agreement of Purchaser may be made without the prior written consent of Seller.

(e)	Notwithstanding anything herein to the contrary, Timber LLC may grant mortgage liens on the Timber LLC Assets to banks, insurance companies, pension or benefit plans, investment funds that are in the business of making mortgage loans, or similar institutional lenders.
14.2 Tax Matters. Neither Purchaser nor Purchaser Parent shall (i) make any election under Treasury Regulations section 301.7701-3 (or any corresponding provision of state and local Tax law) to treat Purchaser as an association taxable as a corporation or (ii) take any action that would cause Purchaser to have more than one owner for U.S. federal (or any applicable state and local) income tax purposes. For so long as Purchaser Parent owns all of the outstanding interests in Purchaser, Purchaser Parent shall treat each Installment Note as indebtedness of Purchaser Parent for all applicable income tax purposes.
14.3 Note Document Assistance.
(a)	Each of Purchaser Parent and Purchaser shall do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as may be necessary or reasonably desirable from time to time in order to (i) carry out more effectively the purposes of the Installment Notes, the Letters of Credit and all documents related thereto (collectively, the “Note

Documents”) and (ii) assure, convey, grant, assign, transfer, preserve, protect and confer more effectively unto Seller (or any assignee of the Installment Notes) the rights granted or now or hereafter intended to be granted to Seller (or such assignee) under any Note Document or under any other instrument executed in connection with any Note Document to which any of Purchaser Parent, Purchaser or any of its Subsidiaries is or is to be a party, and shall cause each of its Subsidiaries to do so.
(b)	Each of Purchaser Parent and Purchaser shall provide all reasonable and timely cooperation in connection with any transaction relating to the Installment Notes as may be reasonably requested by Seller, its Affiliates and any holder of the Installment Notes (the “Note Parties”), at the expense of the Note Parties, including, without limitation (i) furnishing the Note Parties with timely financial and other pertinent information regarding Purchaser as shall exist (or, if not existing, preparing such financial or other pertinent information as may reasonably be requested by the Note Parties) and certifying that such information is complete in all material respects, (ii) using reasonable best efforts to obtain legal opinions that if Purchaser Parent or a Timber LLC were to become a debtor in a case under Title 11 of the United States Code, the bankruptcy court would not order the substantive consolidation of the assets and liabilities of Purchaser with those of such Person, and such customary corporate law opinions concerning Purchaser as may reasonably be requested by Seller and (iii) using reasonable best efforts to cause the Bank to provide any similar cooperation. Notwithstanding anything herein to the contrary, Purchaser shall not take any steps designed to create or encourage the making of a market in the Installment Notes or the listing or trading of the Installment Notes on an “established securities market” or otherwise take any actions designed to render the Installment Notes “readily tradable in an established securities market” within the meaning of Treasury Regulation § 15A.453-1(e)(4).
14.4 Financing.
(a)	Purchaser shall deposit with and otherwise make available to the Bank issuing the Letters of Credit sufficient readily available funds such as required by the Bank to issue the Letters of Credit in the L/C Amount (as hereinafter defined), but in no event more than the principal amount of the Timber Note and the amount of the prepaid LC fees and any LC Bank fees, commissions and expenses payable at Closing, and Purchaser shall use its reasonable best efforts to arrange for a Bank to issue Letters of Credit on terms and conditions that are consistent with the Timber Note Indicative Terms in an aggregate amount of not less than the Installment Note Purchase Price plus one interest payment on the respective Installment Note (the “L/C Amount”), including using reasonable best efforts (i) as soon as practicable to obtain a firm commitment (each, an “L/C Commitment Letter”), in form and substance reasonably satisfactory to Seller, to provide such Letters of Credit, (ii) to negotiate definitive agreements with respect to such Letters of Credit on the terms and conditions contained in the L/C Commitment Letter or on other terms not materially less beneficial to Purchaser Parent, Purchaser or Seller, (iii) to satisfy on a timely basis all conditions applicable to such Purchaser in such definitive agreements that are within its control, and (iv) to consummate the issuance of the Letters of Credit at Closing.
(b)	In the event any portion of the Letters of Credit becomes unavailable to Purchaser on the terms and conditions contemplated in the L/C Commitment Letters, Purchaser shall use its reasonable best efforts to arrange to obtain letters of credit, including from alternative sources, on terms and conditions that are not materially less beneficial to Purchaser Parent, Purchaser or Seller and that are consistent with the Timber Note Indicative Terms, promptly following the occurrence of such event. Purchaser shall give Seller prompt notice upon becoming aware of any material breach by any party to any L/C Commitment Letter or any termination of any L/C Commitment Letter. Purchaser shall keep Seller informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Letters of Credit and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the L/C Commitment Letters without the prior written consent of Seller (such consent not to be unreasonably withheld or delayed). Purchaser and Seller shall consult in good faith and cooperate in determining the maximum aggregate amounts of Letters of Credit per Bank and otherwise with respect to the terms of the Letters of Credit documentation.
Article 15
Other Provisions
15.1 Time. Time is of the essence for each and every provision of this Agreement.

15.2 Successors And Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.
15.3 Assignment. Except for assignment pursuant to Article 13.1, no assignment of any right or interest or delegation of any duty, responsibility, or obligation under this Agreement shall be made, in whole or in part, by any party without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned, or delayed. Any assignment hereunder shall not relieve the Assignor of its obligations hereunder.
15.4 Waiver. No delay or omission in the exercise of any right or remedy of either party to this Agreement on any default by the other party shall impair such a right to remedy or be construed as a waiver. Either party’s consent to or approval of any act by the other party requiring such consent or approval shall not be deemed to waive or render unnecessary the requirement of consent or approval of any subsequent act by either party.
15.5 Authority. Each party to this Agreement, and each individual signing on behalf of each party, hereby represents and warrants to the other that it has full power and authority to enter into this Agreement and that its execution, delivery, and performance of this Agreement has been fully authorized and approved, and that no further approvals or consents are required to bind such party.
15.6 Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Virginia.
15.7 Severability. If any provision of this Agreement is held to be invalid or unenforceable, such provision shall not affect or invalidate the remainder of this Agreement, and to this end the provisions of this Agreement are declared to be severable. If such invalidity becomes known or apparent to the parties, the parties agree to negotiate promptly in good faith in an attempt to amend such provision as nearly as possible to be consistent with the intent of this Agreement.
15.8 Integrated Agreement; Modification. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter and supersedes all prior negotiations and representations. This Agreement may not be modified except in writing signed by the parties. The parties hereto agree to execute any additional documents reasonably necessary to effectuate the provisions and purposes of this Agreement.
15.9 Interpretation. Each party acknowledges that it and its legal counsel have reviewed this Agreement. The parties agree that the terms and conditions of this Agreement shall not be construed against any party on the basis of such party’s drafting, in whole or in part, of such terms and conditions.
15.10 Notices. Any and all notices required or permitted under this Contract shall be made or given in writing and shall be delivered in person or sent by postage, pre-paid, United States Mail, certified or registered, return receipt requested, or by a recognized overnight carrier (i.e., Federal Express), or by facsimile, to the other party at the addresses set forth below, and such address as may be furnished by notice in accordance with this paragraph. The date of notice given by personal delivery shall be the date of such delivery. The effective date of notice by mail, facsimile, or overnight carrier shall be the date such notice is mailed, faxed or deposited with such overnight carrier:

To the Seller:	Glatfelter Pulp Wood Company
Attn: Thomas V. Bosley, VP & General Manager
228 South Main
Spring Grove, PA 17362
(717) 225-4711 ext 2577 (telephone)
(717) 225-2872 (facsimile)
tbosley@glatfelter.com

With copy to:	William S. Gee, Esq.
Saul Ewing LLP
222 Delaware Avenue
Suite 1200
Wilmington, DE 19890
(302) 421-6823 (telephone)
(302) 421-5874 (facsimile)
wgee@saul.com

To the Purchaser:	Glawson Investments Corp.
Attn: W.C. Glawson, Jr.
225 River North Boulevard
Macon, GA 31211
(478) 746-6661 (telephone)
(478) 746-5528 (facsimile)
glawsonoffice@aol.com

With copy to:	Martin Snow, LLP
Attn: Wendell Bowden
240 Third Street (31201)
P.O. Box 1606
Macon, GA 31202-1606
(478) 749-1759 (telephone)
(478) 743-4204 (facsimile)
wlbowden@martinsnow.com
In the event that the last day for giving notice hereunder or for the performance of any obligation hereunder, including closing, falls upon a Saturday, Sunday or a legal holiday, the last day for said notice or performance shall be deemed to be the next day which is neither a Saturday, Sunday nor a legal holiday.
15.11 Facsimile Transmission. Facsimile transmission of any signed original document and retransmission of any signed facsimile transmission, shall be the same as delivery or execution of an original. At the request of any party, the parties shall conform facsimile transmitted signatures by signing an original document.
15.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which counterparts together shall constitute the same instrument which may be sufficiently evidenced by one counterpart. Execution of this Agreement at different times and places by the parties shall not affect the validity thereof so long as all the parties hereto execute a counterpart of this Agreement.

Executed and Effective as of the date first above written.

Glatfelter Pulp Wood Company, Seller		Glawson Investments Corp., Purchaser Parent

By:	/s/ Thomas V. Bosley	By:	/s/ W.C. Glawson, Jr.

	Thomas V. Bosley		W.C. Glawson, Jr.
Its: Vice President & General Manager		Its: President

GIC Investments LLC

By:	/s/ David C. Elder	By:	/s/ W.C. Glawson, Jr.

	David C. Elder		W. C. Glawson, Jr.
Its: Treasurer		Its: Manager

Escrow opened this ____ day of , 2007.		Chicago Title Insurance Company ,
Escrow Officer

By:

Its:

Exhibit A
Timberland to be Sold with Supply Agreement

				Acreage/	Total Size	Total Size	Total Size
No.		Tract Name	Tax Parcel ID	Parcel	(Tax Acres)	(Mgt Acres)	(Deed Acres)
Caroline County
T-359		Reynolds	87-A-71	85.000
T-359	359	Reynolds	87-A-73	99.000	184.000	186	186.100

Louisa County
T-306		Walker	10-10-01	144.840
T-306		Walker	10-10-02	217.262
T-306		Walker	10-10-03A	196.000
T-306	306	Walker	09-131A	289.337	847.439	847	847.440

T-350		Sulphur Mine	28-97	1,531.607
T-350	350	Sulphur Mine	29-03	63.060	1594.667	1597	1,597.150

				Acreage/	Total Size	Total Size	Total Size
No.		Tract Name	Tax Parcel ID	Parcel	(Tax Acres)	(Mgt Acres)	(Deed Acres)
Fluvanna County
T-333	333	Tomlinson	42-A-22	213.947	213.947	214	215.100
T-349		Ford	27-A-12	127.000
T-349		Ford	27-A-09	1.000
T-349	349	Ford	27-A-11	227.820	355.820	387	355.820

T-366	366	Campbell	32-A-09	119.170	119.170	119	119.170

T-377		Winston	28-A-06	182.000
T-377		Winston	28-A-56	88.519
T-377	377	Winston	28-A-05	224.500	495.019	501	500.500

T-379		Snead	42-2-B4	50.940
T-379		Snead	41-A-48	316.920
T-379	379	Snead	41-A-41	271.665	639.525	639	639.520

T-387		Folkes	32-A-09	210.660
T-387	387	Folkes	32-A-18	194.100	404.760	400	400.060

T-399	399	Payne	49-A-09	284.920	284.920	317	284.920

				Acreage/	Total Size	Total Size	Total Size
No.		Tract Name	Tax Parcel ID	Parcel	(Tax Acres)	(Mgt Acres)	(Deed Acres)
Madison County
T-323	323	Bowman	63-10-10	156.394	156.394	156	155.990

Appomattox County					-
T-337		Caterson	55-A-26	229.230
T-337	337	Caterson	56-A-03	214.000	443.230	442	442.200

Buckingham County
T-302	302	Maxey	66-14	209.849	209.849	209	209.850

T-303		Jones	135-10	45.010
T-303	303	Jones	135-09	45.010	90.020	90	90.000

T-304		Ranson	65-13	154.410
T-304		Ranson	79-2-1I	0.190
T-304	304	Ranson	80-05	78.585	233.185	231	233.090

T-311	311	Hackett	76-15	493.840	493.840	494	493.840

				Acreage/	Total Size	Total Size	Total Size
No.		Tract Name	Tax Parcel ID	Parcel	(Tax Acres)	(Mgt Acres)	(Deed Acres)
T-314		Mauney	28-17	87.170
T-314		Mauney	18-41	100.000
T-314	314	Mauney	28-13	58.000	245.170	275	275.000

T-341	341	Garrett	137-29	56.730	56.730	57	56.730

T-342		Spencer	159-02	100.000
T-342		Spencer	159-05	111.160
T-342		Spencer	159-03	55.830
T-342	342	Spencer	159-03A	77.680	344.670	351	344.220

T-343	343	Hudgins	43-50	96.440	96.440	92	92.300

T-344		Jeffrey	84-26	117.000
T-344	344	Jeffrey	84-25	150.830	267.830	245	245.830

T-345		Swink	41-47	188.300
T-345	345	Swink	41-21	118.000	306.300	298	303.710

T-346	346	Tonguequarter	161-11	199.000	199.000	177	199.000

				Acreage/	Total Size	Total Size	Total Size
No.		Tract Name	Tax Parcel ID	Parcel	(Tax Acres)	(Mgt Acres)	(Deed Acres)
T-347		Morris	66-22	6.100
T-347	347	Morris	67-01	177.000	183.100	186	183.100

T-368		Garnett	132-09	40.600
T-368	368	Garnett	132-13	100.000	140.600	140	140.600

T-371	371	Brooke	81-25	758.000	758.000	758	758.000

T-376		Wallace	25-10	28.730
T-376	376	Wallace	24-77	554.700	583.430	526	591.430

T-382		Baird	37-04	65.000
T-382	382	Baird	48-77	705.070	770.070	769	770.070

T-388	388	Van Dine	171-12	181.530	181.530	181	181.530

T-391	391	Patteson	63-03	487.700	487.700	488	487.700

T-394	394	Self	51-20	227.030	227.030	227	227.030

T-326	326	Varner	207-40	192.910	192.910	193	192.910

				Acreage/	Total Size	Total Size	Total Size
No.		Tract Name	Tax Parcel ID	Parcel	(Tax Acres)	(Mgt Acres)	(Deed Acres)
T-336	336	Dyer	50-37	94.000	94.000	94	93.620

T-338		Flood	160-14	68.890
T-338		Flood	160-04	173.320
T-338	338	Flood	160-09	102.350	344.560	339	344.590

T-339		Moore	126-83	126.660
T-339	339	Moore	126-94	424.098	550.758	551	550.770

T-340	340	Rixey	151-46	435.710	435.710	436	435.710

T-348	348	Taylor	80-40	161.320	161.320	160	161.320

T-383		Davis	93-41	427.300
T-383	383	Davis	93-58	97.890	525.190	525	525.190

T-390	390	Ellie Jones	158-12	316.000	316.000	316	316.000

T-392		Solitude	147-01	792.742
T-392		Solitude	147-15	115.000
T-392	392	Solitude	147-16	146.500	1054.242	1066	1,076.370

				Acreage/	Total Size	Total Size	Total Size
No.		Tract Name	Tax Parcel ID	Parcel	(Tax Acres)	(Mgt Acres)	(Deed Acres)
T-393	393	Chappell	187-19	372.130	372.130	372	372.120

T-396		Boxley	97-02	732.240
T-396		Boxley	97-03	168.000
T-396		Boxley	97-04	75.720
T-396	396	Boxley	97-06	66.940	1042.900	1056	1,042.990

T-325	325	Davidson	68-17	138.784	138.784	139	138.780	bad appraisal

Culpeper County
T-324		Ames	63-14	303.250
T-324		Ames	63-14A	7.000
T-324		Ames	63-14B	4.000
T-324		Ames	64-02	510.250
T-324	324	Ames	64-02D	17.000	841.500	841	841.300

T-370		Sheba	64-2B	58.700
T-370		Sheba	64-47	273.740
T-370		Sheba	64-50	20.000

				Acreage/	Total Size	Total Size	Total Size
No.		Tract Name	Tax Parcel ID	Parcel	(Tax Acres)	(Mgt Acres)	(Deed Acres)
T-370		Sheba	64-54	55.020
T-370		Sheba	64-55A	100.650
T-370	370	Sheba	64-55B	32.080	540.190	547	540.600

T-354		Smith Hunt	69-17	210.030
T-354		Smith Hunt	69-23	107.180
T-354		Smith Hunt	69-26	300.370
T-354		Smith Hunt	69-27	122.640
T-354		Smith Hunt	70-05	146.040
T-354		Smith Hunt	70-06	370.170
T-354		Smith Hunt	70-10	548.000
T-354		Smith Hunt	70-11	338.000
T-354		Smith Hunt	70-12	572.000
T-354		Smith Hunt	70-12A	351.160
T-354		Smith Hunt	70-14	208.000
T-354	354	Smith Hunt	82-02	65.500	3339.090	3340	3,342.720

				Acreage/	Total Size	Total Size	Total Size
No.		Tract Name	Tax Parcel ID	Parcel	(Tax Acres)	(Mgt Acres)	(Deed Acres)
Cumberland County
T-329		Beasley	74-A-28	140.500
T-329	329	Beasley	75-A-07	40.000	180.500	181	180.600

T-334		Godsey	67-A-55	189.720
T-334	334	Godsey	67-A-60	30.000	219.720	220	219.100

T-335	335	Kaylor	43-A-13	111.620	111.620	112	111.620

T-360	360	McCall	66-A-11	164.890	164.890	165	164.890

T-375	375	Boston Hill	12-A-05	660.470	660.470	684	660.320

T-384	384	Brookhill	56-A-25	325.000	325.000	335	335.800

T-385	385	Best	69-A-14	335.780	335.780	326	324.980

T-386	386	Foster	81-A-70	225.990	225.900	226	218.000

T-389		Pairet	72-A-03	53.890
T-389	389	Pairet	72-A-04	476.300	530.190	530	530.190

Nelson County
T-305	305	Price	91-A-16	616.290	616.290	615	615.500

T-331	331	Piedmont	92-A-6C	953.190	953.190	953	953.190

Total Timberland in Supply Agreement					25,886.219	25921.00	25,916.180

Exhibit B-2
Description Of Personal Property
Forestry Records — To the extent in Seller’s possession
1.	Recent tract photos 9” x 9”

2.	Land lot maps

3.	Timber volume records

4.	Hunting lease contacts

5.	Surveys

Exhibit C
Permitted Exceptions
Subject To:
General Exceptions (Standard Timberlands Title Exceptions)
1.	Any facts, rights, interest or claims which are not shown by the public record but which could be ascertained by an accurate survey of the land or by making inquiry of persons in possession thereof.

2.	Easements or claims thereof, which are not shown by the public record.

3.	Taxes for the year 2007, a lien, not yet due and payable.

4.	Rights of the public and others entitled thereto, if any, in and to the use of that part of the land within the bounds of any publicly dedicated street, road, highway, or public thoroughfare.

5.	Rights of upper and lower riparian owners to the flow of the waters of any river or creek on the land, free from diminution or pollution.

6.	All easements of record to the extent valid and subsisting.

Exhibit D
Deed Form
Please Record and Return To:

Special Warranty Deed

State of Virginia	[insert tract/county]
County/City of
This Deed, between GLATFELTER PULP WOOD COMPANY, a corporation organized and existing under the laws of the State of Delaware, and having a place of business at Oglethorpe, Macon County, Georgia, hereinafter referred to as the Grantor, and Timber LLC, a                      duly authorized to do business in the State of Georgia, hereinafter referred to as the Grantee.
Witnesseth: That the said Grantor, for and in consideration of Ten Dollars ($10.00) and other valuable consideration, the receipt whereof is hereby acknowledged, has granted, bargained, sold, and conveyed, and by these presents does grant, bargain, sell, and convey unto the said Grantee, its successors and assigns, with SPECIAL WARRANTY, that certain tract or parcel of land situate, lying and being in                      County(City), Virginia, and being more particularly described according to Exhibit A attached hereto and incorporated herein by reference.

This conveyance is made subject to the reservation of rights, exceptions, and encumbrances set forth on Exhibit A.
To Have And To Hold the said bargained premises, together with all and singular the rights, members, and appurtenances thereof, to the same being, belonging, or in anywise appertaining, to the only proper use and benefit of Grantee, its successors and assigns, in Fee Simple.
In Witness Whereof, the said Grantor, acting by and through its duly authorized officers, has signed, sealed, and delivered these presents this                      day of                                          , 2007.

Glatfelter Pulp Wood Company
By:
Name:
Its:

STATE OF
CITY/COUNTY OF                     , to-wit:
     The foregoing instrument was acknowledged before me, a notary public in and for the State and City/County aforesaid, on this ___ day of                     , 2007 by                                          , personally known to me or satisfactorily proven to be the                                          of Glatfelter Pulp Wood Company, who acknowledged that he/she signed the foregoing instrument on behalf of Glatfelter Pulp Wood Company as its duly authorized                      for the purposes therein stated.
     WITNESS the following signature as of the ___ day of                                          , 2007.

Notary Public

My commission expires:
[AFFIX NOTARIAL SEAL]

Exhibit A To Limited Warranty Deed
[insert applicable legal description]
[insert applicable reservations]
[insert Permitted Exceptions]

Exhibit E
Land-Related Agreements
Replanting Obligations
Hunting Licenses
Timber Service Agreements

Exhibit F
Permits
Highway Entrance Permits with Virginia Department of Transportation

Exhibit G
Form
Assignment and Assumption Agreement For Land-Related
Agreements and Permits
This Assignment and Assumption Agreement for Land-Related Agreements and Permits (“Agreement”) is entered into by and between Glatfelter Pulp Wood Company (“Assignor”) and [Timber LLC] (“Assignee”) and is effective as of _________, 2007.
R E C I T A L S
A.	Assignor and Assignee are party to that certain Timberland Purchase and Sale Agreement dated as of _________, 2007.

B.	Subject to the terms and conditions set forth in this Agreement, Assignor desires to assign and Assignee desires to assume the agreements, rights, and obligations set forth herein.
A G R E E M E N T
Now, Therefore, in consideration of the mutual covenants and agreements of the parties herein contained and for good and valuable consideration as set forth in the Timberland Purchase and Sale Agreement dated as of June _________, 2007, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.	assignment. Assignor does hereby assign, transfer, set over, sell, convey, specially warrant and deliver unto Assignee all of its present and future right, title, and interest in and to the Land-Related Agreements and Permits described on Attachment A to this Agreement and any and all performance or deliverables to which Assignor is entitled to under the Land-Related Agreements and Permits, including, without limitation, all claims of Assignor for damages arising out of any breach of any of the Land-Related Agreements and Permits.

2.	Assumption. Assignee does hereby expressly accept Assignor’s right, title, and interest under the Land-Related Agreements and Permits, and assumes Assignor’s obligations thereunder and agrees to pay and discharge, and release Assignor from all payments that first arise and become due and payable after the date hereof and all obligations and liabilities of Assignor arising on and after the date hereof under and pursuant to the Land-Related Agreements and Permits on Exhibit A, except to the extent such obligations or liabilities relate to any breach or violation of any Land-Related Agreements and Permits prior to the date hereof for which Assignor agrees to remain solely liable.

3.	Other.
a.	Capitalized terms used but not defined in this Agreement shall have the meanings assigned to them in the Timberland Purchase and Sale Agreement.

b.	This Agreement will inure to the benefit of and be binding upon Assignor and Assignee and their respective successors, assigns and legal representatives.

c.	This Agreement will be governed by, construed under and enforced in accordance with the laws of the State of Georgia.

d.	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which counterparts together shall constitute the same instrument, which may be sufficiently evidenced by one counterpart. Execution of this Agreement at different times and places by the parties shall not affect the validity thereof so long as all the parties hereto execute a counterpart of this Agreement.
Executed And Effective as of the date first above written.

Assignee			Assignor

By:			By:

		[insert name]			[insert name]
	Its:	[insert title]		Its:	[insert title]

Attachment A to Assignment & Assumption Agreement
1.	Land-Related Agreements:
[insert list from Exhibit E of the Land-related Agreements that will be assigned and assumed]
2.	Permits
To be listed
3.	Right-Of-Way Agreements (allowing Seller access across third party property):
To be listed

Exhibit H
Seller’s Certificate Of Non-Foreign Status
CERTIFICATION OF NON-FOREIGN STATUS
BY CORPORATION, PARTNERSHIP, TRUST OR ESTATE
     Section 1445 of the Internal Revenue Code provides that a transferee (buyer) of a United States real property interest must withhold tax if the transferor (seller) is a foreign person. For U.S. tax purposes (including section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform _________ (the “Purchaser”) that withholding of tax is not required upon the disposition of United States real property interests by _________ (the “Seller”), the undersigned hereby certifies the following on behalf of Seller:
Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate, as those terms are defined in the Internal Revenue Code and Income Tax Regulations.
Seller is not a disregarded entity as defined in § 1.1445-2(b)(2)(iii).
Seller’s employer identification number is                     .
Seller’s address is:

     Seller understands that this certification may be disclosed to the Internal Revenue Service by Purchaser and that any false statement made by Seller and contained herein could be punished by fine, imprisonment or both.
     Under penalties of perjury, the undersigned individual signing this document on behalf of Seller declares that he/she has examined this certification and to the best of his/her knowledge and belief, it is true, correct and complete. The undersigned further declares that he/she has authority to sign this document on behalf of Seller.
WITNESS:

By:
Print Name:	Name:
Title:

Date:

STATE OF	)
	)	ss:
COUNTY OF	)
     On this ___ day of July, 2007, before me, the undersigned, a Notary Public in and for the jurisdiction aforesaid, personally appeared ___, known to me or satisfactorily proven to be the ___ of Glatfelter Pulp Wood Company, a Maryland corporation, and that he/she, as such ___, being authorized to do so, executed the foregoing instrument on behalf of said Glatfelter Pulp Wood Company by signing the name of the ___ by himself/herself as such ___.
     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

Notary Public
My Commission Expires

Exhibit I
Exceptions To Seller’s Representations And Warranties
and
Disclosures
Uncorrected Notices Or Violation Of Law
     None
Hazardous Substances And Underground Storage Tanks
     None
Environmental And Other Matters
Old mineral mines, ponds, spoils piles and associated leachate on T-350 Sulphur Mine Tract
Protected Species
     None
Timber Harvest
     Timber Service Agreements in place for contractors to harvest and deliver
Unrecorded Documents
     Replanting Obligations
Contracts Pertaining To The Timberland Property
     Replanting Obligations, Hunting Licenses and Timber Service Agreements

Boundary Disputes And Adverse Possession
     None
Litigation and Claims
     None
Condemnation
     None

Exhibit J
Virginia Timberlands Value Table
Average Price Per Acre —
$1,730/acre
TIMBER VALUES

Pine Pulpwood	$8.00/Ton

Pine Saw Timber	Delivered to mill price less cut-skid-haul rate less 7.5% administration fee

Hardwood Pulpwood	$4.00/Ton

Hardwood Saw Timber	Delivered to mill price less cut-skid-haul rate less 7.5% administration fee

Exhibit K
FORM OF INSTALLMENT NOTE
PURCHASE NOTE NO. P-1

$[___]	[___], 2007
     FOR VALUE RECEIVED, the undersigned, [Buyer LLC], a [Delaware limited liability company] (the “Maker”), hereby promises to pay to the order of Glatfelter Pulpwood Company, a Maryland corporation (the “Initial Holder”), or its successors and registered assigns (the Initial Holder and any such successor or assign being referred to herein as the “Holder”), in immediately available funds, the principal amount of $[___] ([___]and [___] United States Dollars), together with interest thereon at the Interest Rate (as defined below), such interest payable in arrears on each Interest Payment Date (as defined below) from and including the date hereof to but excluding the date this Purchase Note is paid in full. The principal amount of this Purchase Note is due and payable on [___, 2027] (the “Maturity Date”). In certain events hereinafter described, this Purchase Note may become due and payable prior to its stated maturity.
     This Purchase Note is not subject to redemption or prepayment at the election of the Maker prior to maturity, in whole or in part.
     All payments of principal and interest in respect of this Purchase Note and other amounts owed by the Maker hereunder shall be made in U.S. Dollars in immediately available funds to the order of the Holder by wire transfer to such account as may be specified from time to time by the Holder to the Maker in writing or, at the option of the Holder hereof, by check to such address as the Holder shall have designated to the Maker in writing. If any payment of principal of, or interest on, or any other amount owed by the Maker under this Purchase Note becomes due and payable on a day other than a Business Day (as defined below), the maturity thereof shall be extended to the next succeeding Business Day (unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day). If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.
     This Purchase Note is entitled to the benefits of the Irrevocable Standby Letter of Credit No. [___] (as amended from time to time, the “Letter of Credit”) of [___] (the “Bank”), in the initial Base Amount (as defined in the Letter of

Credit) of $[    ] and subject to periodic increase and decrease as provided therein. The Letter of Credit expires on [    ], 20[    ] unless earlier terminated as set forth therein.
     At any time that the long-term unsecured senior debt obligations of the Bank or any then-existing Substitute LC Bank (as defined below), as applicable, are no longer rated at least A+ by Standard & Poor’s and A1 by Moody’s (a “Substitution Event”), (i) the Holder shall have the right, but not the obligation, by delivering prior written notice to the Maker, to require that the Maker promptly provide a substitute standby letter of credit in form and substance satisfactory to Holder (a “Substitute LC,” which term shall include any substitute letter of credit issued to renew or replace any Letter of Credit or then-existing Substitute LC) issued by a bank or other financial institution (a “Substitute LC Bank”) designated by Holder to replace the Letter of Credit (a Substitute LC provided as contemplated in this clause (i), a “Holder Requested Substitute LC”) and (ii) if the Holder has not exercised its right to require that the Maker provide a Holder Requested Substitute LC within thirty (30) days of receipt of notice from the Maker of the occurrence of a Substitution Event, the Maker shall have the right, but not the obligation, by delivering not less than [fifteen (15)] days prior written notice to the Holder, to provide a Substitute LC in form and substance satisfactory to Holder issued by a Substitute LC Bank reasonably satisfactory to the Holder (a Substitute LC provided as contemplated in this clause (ii), a “Maker Provided Substitute LC”). If (i) the Holder exercises its right to require that the Maker provide a Holder Requested Substitute LC or (ii) the Maker exercises its right to provide a Maker Provided Substitute LC:
(a) the Maker shall execute a reimbursement agreement (a “Substitute Reimbursement Agreement”) with the Substitute LC Bank substantially similar in all material respects to that certain Reimbursement Agreement, dated as of [___], 2007 (the “Reimbursement Agreement”), between the Maker and the Bank relating to the Letter of Credit (except that the Maker shall be entitled to require without modification the language appearing in Section [2(j)] of the Reimbursement Agreement and Section [19] of that certain Pledge and Security Agreement, dated as of [___], 2007 (the “Pledge Agreement”), between the Maker and the Bank relating to the Letter of Credit) and execute such other documents in such form as the Holder or the Substitute LC Bank shall reasonably request, including, without limitation, a pledge agreement (a “Substitute Pledge Agreement”) pursuant to which the Maker shall assign and pledge to the Substitute LC Bank, and grant a security interest to the Substitute LC Bank in, among other things, the Substitute Collateral Note (as defined below), as security for the obligations of the Maker under the Substitute Reimbursement Agreement and the Substitute Pledge Agreement; and

(b) the Maker shall cause the Bank or then-existing Substitute LC Bank, as applicable, to release its security interest in the collateral pledged pursuant to the Pledge Agreement (the “Collateral”), and the Maker shall apply the proceeds of the Collateral to acquire a Collateral Note from the Substitute LC Bank (a “Substitute Collateral Note”), in a principal amount equal to the outstanding principal amount of this Purchase Note.
     If the then-existing Letter of Credit is replaced with a Substitute LC, references herein to the Letter of Credit shall be deemed to refer to such Substitute LC, references herein to the Reimbursement Agreement and the Pledge Agreement shall mean the related Substitute Reimbursement Agreement and the related Substitute Pledge Agreement, respectively, and references to the Bank shall be deemed to refer to the related Substitute LC Bank, as the context requires or permits.
     The Holder shall pay all reasonable costs and out-of-pocket expenses incurred by the Maker (including (v) upfront fees, and the costs of pre-funding, commissions and expenses, payable to the Substitute LC Bank, (w) reasonable attorneys’ fees and expenses, (x) breakage costs incurred in connection with the release of Collateral Notes, if any, (y) if applicable, the costs of pre-funding reserves as necessary to supplement the cash flow provided by a Substitute Collateral Note in order to provide adequate cash flow, taking into account the effect of any interest rate protection agreement to which the Maker is party, if any, to pay all interest payable on this Purchase Note and (z) if the Bank or Substitute LC Bank requires Maker to enter a new, or modify the then-existing, interest rate protection agreement, the fees, commissions and expenses payable to the provider of such interest rate protection agreement in connection therewith) in connection with the provision by the Maker of a Holder Requested Substitute LC; provided, however, that, the Holder shall only be required to reimburse upfront fees, and the costs of prefunding reserves for the fees, commissions and expenses, payable to the Substitute LC Bank to the extent the amount of such upfront fees and reserves exceeds the amount, if any, reserved by Maker at such time to pay for commissions and expenses remaining to be paid, if any, to the issuer of the Letter of Credit so substituted; and provided further that the amount of costs and expenses to be reimbursed by the Holder shall be reduced by the amount standing to the credit of the Replacement Reserve Account, if any. The Maker shall bear all costs and expenses incurred in connection with the provision of a Maker Provided Substitute LC.
     If any of the following events (each, an “Event of Default”) occurs and is continuing for any reason (and whether such occurrence is voluntary or involuntary or comes about or is effected by operation of law or otherwise):

     (i) default in the payment when due (whether at maturity, by acceleration, upon notice of termination of the Letter of Credit or otherwise) of any principal of or interest on this Purchase Note and, in the case of interest only, continuance of such default for 3 Business Days;
     (ii) the filing by the Maker of a petition or answer or consent seeking relief under Title 11 of the United States Code, as now or hereafter in effect, or any other applicable federal or state bankruptcy, insolvency or other similar law, or the consent by the Maker to the institution of proceedings under such Title 11 or any such other law or to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) with respect to the Maker or any part of its property, or the making by the Maker of any assignment for the benefit of creditors, or the failure of the Maker generally to pay its debts as they become due, or the taking of corporate action to authorize any of the foregoing;
     (iii) the entry of a decree or order by a court having jurisdiction for relief in respect of the Maker under Title 11 of the United States Code, as now or hereafter in effect, or any other applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Maker or any part of its properties, or ordering the winding-up or liquidation of the affairs of the Maker;
     (iv) commencement of an involuntary case or other proceeding against the Maker under Title 11 of the United States Code, as now or hereafter in effect, or any other applicable federal or state bankruptcy, insolvency or other similar law which is not dismissed within 60 days of the commencement of the case or other proceeding;
     (v) receipt of notice from the Bank of repudiation or termination of the Letter of Credit prior to payment in full of this Purchase Note (other than termination of the Letter of Credit upon issuance of a Substitute LC to replace such Letter of Credit);
     (vi) failure by the Maker to comply with any covenant or agreement contained herein, if such failure shall continue unremedied for 30 days after actual knowledge of such failure by the Maker;

     (vii) failure by the Maker or Maker Parent to comply with any covenant or agreement in the Purchase Agreement or the LLC Agreement;
     (viii) the Letter of Credit has not been replaced by a Substitute LC complying with the requirements of this Purchase Note within 45 days after written notice by the Holder to the Maker of the occurrence of a Substitution Event (whether or not the Holder has exercised its right to require that the Maker provide a Holder Requested Substitute LC);
     (ix) the delivery by the Bank of a Timely Reimbursement Failure Notice (as such term is defined in the Letter of Credit); or
     (x) the insolvency, receivership, conservatorship, reorganization, winding-up, liquidation or other similar occurrence in respect of the Bank under any applicable law;
then, and in every such Event of Default and at any time thereafter during the continuance of such Event of Default, the Holder may, at its option and in addition to any other available remedy, by notice in writing to the Maker, declare this Purchase Note to be immediately due and payable, together with all interest accrued hereon and any other amounts owed by the Maker hereunder, and on delivery of such a notice, the unpaid principal amount of this Purchase Note and all interest accrued to such date, and any other amounts owed by the Maker hereunder, shall forthwith become immediately due and payable without the necessity of any presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Maker; provided, however, that if any Event of Default specified in paragraph (ii), (iii) or (iv) above occurs, this Purchase Note shall forthwith automatically become immediately due and payable, both as to principal and interest, and as to any such other amounts, without any action on the part of the Holder; and provided further, however, that if the Event of Default specified in paragraph (v) above occurs, this Purchase Note shall forthwith automatically become due and payable, both as to principal and interest, and as to any such other amounts, on the fifteenth (15th) calendar day following delivery of the notice referred to in paragraph (v) without any action on the part of the Holder unless such notice is rescinded by the Bank prior to such fifteenth (15th) calendar day.
     If the Maker shall default in the payment of the principal of or interest on this Purchase Note or any other amount becoming due hereunder, by acceleration or otherwise, the Maker shall, on demand from the Holder, from time to time, pay interest on such defaulted principal and, to the extent permitted by law, defaulted interest and any other amounts due hereunder, up to the date of actual payment (after as well as before judgment) at a per annum rate equal to the Interest Rate then in effect plus 2% per annum. In addition, the Maker shall pay to the Holder hereof on demand such additional amounts as shall be sufficient to pay the Holder’s costs and expenses of collection, including without limitation reasonable attorneys’ fees.
     In the event of surrender of this Purchase Note to the Bank upon a drawing under the Letter of Credit, if such a surrender is required, any claim for unpaid interest following the honoring of such drawing shall survive such surrender.
     The Maker shall deliver to the Holder:
     (x) as soon as available and in any event within 60 days after the end of each fiscal quarter of the Maker, an unaudited balance sheet of the Maker as of the end of such fiscal quarter and the related statements of income and cash flows for such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding fiscal quarter in the previous fiscal year or the required period, all certified as to fairness of presentation, preparation in accordance with generally accepted accounting principles and consistency by the chief financial officer, treasurer or chief accounting officer of the Maker or of the controlling member of the Maker; and
     (y) as soon as available and in any event within 120 days after the end of each fiscal year of the Maker, an unaudited balance sheet of the Maker as of the end of such fiscal year and the related statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the preceding fiscal year or other required period, all certified as to fairness of presentation, preparation in accordance with generally accepted accounting principles and consistency by the chief financial officer, treasurer or chief accounting officer of the Maker or of the controlling member of the Maker.
     For so long as Maker Parent owns all of the outstanding interests in the Maker, Maker Parent shall treat this Purchase Note as indebtedness of Maker Parent for all applicable income tax purposes, unless Maker Parent determines in good faith that a change in law occurring after the date of this Purchase Note requires Maker Parent to change such treatment.
     The Maker shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.

     The Maker shall take all steps required by the LLC Agreement to continue the Maker’s identity as a separate legal entity and to make it apparent to other Persons that the Maker is an entity with assets and liabilities distinct from those of any other Person and shall comply with all of its other obligations under the LLC Agreement and the Purchase Agreement.
     The Maker will not create, incur, assume or permit to exist any indebtedness, except for (i) indebtedness hereunder and incurred in connection with the Letter of Credit, and (ii) any indebtedness incurred pursuant to interest rate protection agreements, if any, entered in respect of interest payable under this Purchase Note.
     The Maker will not take any action to create or encourage the making of a market in this Purchase Note or the listing or trading of this Purchase Note on an “established securities market” or otherwise take any action to render this Purchase Note “readily tradable in an established securities market” within the meaning of Treasury Regulation § 15A.453-1(e)(4).
     The Maker shall cause the Paying Agent to maintain at the Paying Agent’s address set forth in the Paying Agency Agreement a register in which the name and address of each holder of this Purchase Note, each transfer thereof and the name and address of each transferee shall be registered.
     This Purchase Note is a registered note and may be transferred only upon surrender to the Paying Agent (with concurrent written notice to the Maker of the requested transfer) of this Purchase Note for registration and transfer, duly endorsed by, or accompanied by a written instrument of transfer duly executed by, the registered holder hereof or its attorney duly authorized in writing. Upon surrender of this Purchase Note as above provided, together with the name, address and other information for notices of the transferee, the Paying Agent shall promptly register the transfer, record the transfer on this Purchase Note and deliver the same to the transferee. A transfer of this Purchase Note shall be effective upon registration of the transfer by the Paying Agent. Prior to registration of such a transfer, the Person in whose name this Purchase Note is registered shall be deemed the owner and holder thereof for all purposes hereof, and the Maker shall not be affected by any notice or knowledge to the contrary.
     Upon request by a transferee of this Purchase Note that a new Purchase Note be issued or upon receipt by the Maker of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of this Purchase Note and (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it, or (b) in the case of a request by a transferee that a new Purchase Note be issued or in the case of mutilation, upon surrender and cancellation of the Purchase Note, within two Business Days thereafter, the Maker shall execute and deliver, in lieu thereof, a new Purchase Note, dated so that no gain or loss of interest shall occur.
     No delay, omission or waiver on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or any other right of the Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. Except as otherwise set forth herein, the rights and remedies of the Holder are cumulative and not exclusive of any rights or remedies the Holder would otherwise have.
     The Maker hereby waives diligence, presentment, demand, protest, notice of dishonor and notice of any kind whatsoever, other than those notices specifically required by this Purchase Note.
     The Maker’s obligations hereunder are absolute and unconditional and shall not be affected by any circumstance whatsoever, and the Maker hereby agrees to make all payments hereunder in full and when due, whether in respect to principal, interest or any other amount owed by the Maker hereunder, without notice, demand, counterclaim, setoff, deduction, defense, abatement, suspension, limitation, deferment, diminution, recoupment or other right that the Maker may have against the Holder hereof or any other person or entity, and the Maker hereby waives and agrees not to assert any defense (other than payment in accordance with the terms hereof), right of counterclaim, setoff or recoupment, or other right which it may have against the Holder hereof or any other person or entity.
     The Maker shall not take any action which would cause any Letter of Credit to terminate prior to the LC Maturity Date.
     As used in this Purchase Note, the following terms shall have the following meanings:
     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.

     “Business Day” means a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York City and London.
     “Collateral Note” means a collateral note, deposit or similar instrument issued by the Bank or Substitute LC Bank, as applicable, or an Affiliate of the Bank or Substitute LC Bank, as applicable, which (i) bears interest based on the LIBO Rate for an interest period of six months set two London Business Days prior to the commencement of the relevant interest period, and (ii) provides for payment of interest 15 days prior to the dates set forth for payment of interest under this Purchase Note.
     “Interest Payment Date” means the last day of each Interest Period and any other date on which the principal and interest on this Purchase Note is due and payable in full.
     “Interest Period” means (i) initially, the period commencing on the date hereof and ending on [___], 2008 and (ii) thereafter, each period commencing on the last day of the immediately preceding Interest Period and ending on the [___] day of the sixth consecutive month ending after the month in which such immediately preceding Interest Period ended. The determination of Interest Periods shall be subject to the following provisions:
     (i) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the immediately succeeding Business Day; provided, however, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day; and
     (ii) no Interest Period shall extend beyond the stated maturity date hereof.
     “Interest Rate” means (i) for the first Interest Period [_.___]% per annum and (ii) for each Interest Period thereafter a rate per annum equal to the LIBO Rate for such Interest Period plus the Margin. Interest shall be computed based on the actual number of days in an Interest Period divided by 360.
     “LIBO Rate” means, (i) [_.___]% per annum for the first Interest Period, and (ii) for any subsequent Interest Period:

(a) an interest rate per annum appearing on page BBAM on the Bloomberg Terminal (“Page BBAM”) (or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars) at approximately 11:00 a.m. (London time) on the day that is two London Business Days prior to the commencement of such Interest Period for United States dollar deposits having a tenor equal to the duration of such Interest Period;
(b) if a rate is not available, the rate per annum determined by the Paying Agent to be the arithmetic mean (rounded, if necessary, to the nearest fifth decimal place (with 5’s being rounded up)) of the respective rates of interest communicated by each of the Reference Banks to the Paying Agent as the rates at which such Reference Banks would offer a United States dollar deposit having a tenor equal to the duration of such Interest Period and an amount at least equal to US$100 million to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on the day that is two London Business Days prior to the commencement of such Interest Period; provided, however, that if less than all Reference Banks provide such rate quotations, then the Paying Agent shall determine the above-mentioned arithmetic mean based on the rates quoted by those Reference Banks that provide such a quotation, and if only one Reference Bank provides such a rate quotation, then the Paying Agent shall use such sole Reference Bank’s quoted rate; or
(c) if a rate cannot be determined pursuant to the foregoing provisions, the LIBO Rate for such Interest Period shall be the rate per annum determined by the Paying Agent to be the arithmetic mean (rounded, if necessary, to the nearest fifth decimal place (with 5’s being rounded up)) of the respective rates of interest communicated by each of the Reference Banks to the Paying Agent as the rates at which such Reference Banks would offer a United States dollar deposit having a tenor equal to the duration of such Interest Period and an amount at least equal to US$100 million to prime banks in the New York interbank market at approximately 11:00 a.m. (New York City time) on the first day of such Interest Period; provided, however, that if less than all Reference Banks provide such rate quotations, then the Paying Agent shall determine the above-mentioned arithmetic mean based on the rates quoted by those Reference Banks that provide such a quotation, and if only one Reference Bank provides such a rate quotation, then the Paying Agent shall use such sole Reference Bank’s quoted rate.
     “LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Maker dated as of [___], 2007.

     “London Business Day” means any day on which trading by and between banks in United States Dollar deposits in the London interbank market occurs.
     “Maker Parent” means Glawson Investments Corp., a Georgia corporation.
     “Margin” means [_.___]%.
     “Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.
     “Paying Agent” means [Name of paying agent], a [___] banking corporation, and any entity that may succeed to [___] as Paying Agent under the Paying Agency Agreement, dated as of [___], 2007, among the Maker, [paying agent], [LC Bank] and [Swap counterparty].
     “Person” means any individual, corporation, partnership, joint stock company, association, trust, joint venture or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.
     “Purchase Agreement” means the Timberland Purchase and Sale Agreement, dated as of [___], 2007, among Maker, Maker Parent and Initial Holder, as amended from time to time.
     “Reference Banks” means [to be completed].
     “Replacement Reserve Account” means the account of the Maker into which the Maker shall deposit, or cause to be deposited, an amount equal to the cash flow generated by any Collateral Note in excess of the cash flow required to pay interest on this Purchase Note, if any, after taking into account any interest rate protection agreement to which the Maker is party.
     “Standard & Poor’s” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., and any successor thereto.
     All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and delivered by hand or by registered or certified mail, or by recognized overnight delivery service, if to the Maker, to:

[Buyer LLC]
225 River North Boulevard
Macon, GA 31211
Attention: W.C. Glawson, Jr.
Facsimile: (478) 746-5528
Email: glawsonoffice@aol.com
and if to the Holder hereof, to such address as may be furnished by such Holder to the Maker in writing with copies to:
[Seller]
c/o Glatfelter PulpWood Company
228 South Main
Spring Grove, PA 17362
Attention: Thomas V. Bosley, VP & General Manager
Facsimile: (717) 225-2872
Email: tbosley@glatfelter.com
and to:
     [Seller’s Counsel]
or to such other address as may be designated in writing by the Maker or the Holder hereof.
     In case any one or more of the provisions hereof should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.
     This Purchase Note shall bind the Maker and the successors of the Maker, and the term “Maker” herein shall include the successors of the Maker.
     The terms of this Purchase Note may be amended from time to time only by the written agreement of the Maker and the Holder.

     Notwithstanding anything to the contrary contained in this Purchase Note, but subject to the last sentence of this paragraph, in any action or proceeding brought to enforce any obligation of the Maker under this Purchase Note or to exercise any right or remedy contained in this Purchase Note, no judgment, decree or other remedy shall be enforceable against, nor shall there be any recourse to, nor shall any such judgment or decree be subject to the execution or lien on, (i) any assets of any Affiliate of the Maker, (ii) any assets of any manager, trustee, administrator, officer, director, agent or other representative, stockholder, equity holder, or member (whether direct or indirect) of the Maker or any of their respective successors or assigns (each, a “Maker Party”) or (iii) any assets of any manager, trustee, administrator, officer, director, agent, other representative, stockholder, equity holder, or member (whether direct or indirect) of any Maker Party or any of their respective successors or assigns, nor shall the Holder seek any other relief with respect to Persons described in clauses (i) through (iii) of this paragraph, it being specifically understood and agreed that such Persons shall have no personal liability for the payment of any obligations of the Maker under this Purchase Note. Notwithstanding anything to the contrary contained in this Purchase Note, but subject to the last sentence of this paragraph, the Holder agrees that neither it, nor any Person acting on its behalf, may assert any claim or cause of action for payment of any of the obligations of the Maker hereunder against any Affiliate of Maker, any Maker Party or any manager, trustee, administrator, officer, director, agent, other representative, stockholder, equity holder, member (whether direct or indirect) of any Affiliate of Maker, any Maker Party or any of their respective successors or assigns. By accepting this Purchase Note, the Holder agrees that subject to the last sentence of this paragraph, it shall not institute or join any other Person in instituting any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings or other proceedings under U.S. federal or state or other bankruptcy or similar laws (an “Insolvency Proceeding”) against Maker Parent or any other Affiliate of Maker. Nothing in this paragraph shall limit the Holder’s rights and remedies against Maker Parent, any successor obligor of the Member Note or any obligor of a Transferee Member Note with respect to the Member Note or Transferee Member Note (each as defined in the LLC Agreement) or limit the Holder’s right to institute or join any other Person in instituting an Insolvency Proceeding against Maker Parent, any successor obligor of the Member Note or any obligor of a Transferee Member Note in respect of the obligations under the Member Note or Transferee Member Note.
     The Maker and by accepting this Purchase Note, the Holder, each agrees that each Person from time to time holding debt financing of Maker Parent or any other Affiliate of Maker are express third party beneficiaries of the recourse limitations and non-petition agreements set forth in the preceding paragraph.

     This Purchase Note and the rights and the duties of the Maker and the Holder hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.
[BUYER LLC]

By:
Name:
Title:

Exhibit L
[Intentionally Omitted.]

Exhibit M
Timber Note Indicative Terms
Pursuant to the Timberland Purchase and Sale Agreement, dated August _, 2007, between Glatfelter Pulp Wood Company (“Glatfelter”), Glawson Investments Corp. (“Buyer Parent”) and _________, a newly formed, wholly owned, special purpose subsidiary of Buyer Parent (“Buyer LLC”), Glatfelter will convey timberlands to Buyer LLC in exchange for a long-term note of Buyer LLC (the “Timber Note”). Glatfelter will first convey such timberlands to a newly formed, wholly owned, special purpose subsidiary (“Timber LLC”), and convey the ownership interest in Timber LLC to Buyer LLC in exchange for the Timber Note. The Timber Note will be credit-enhanced by an irrevocable standby letter of credit (the “L/C”) from one or more issuers with a credit rating of at least AA/Aa2 (the “L/C Issuer”). Buyer LLC will be required to provide the L/C Issuer with acceptable collateral, (the “Collateral Notes”), to secure the L/C in the form of debt securities of the L/C Issuer. Buyer LLC will acquire such Collateral Notes with equity funds contributed from Buyer Parent. It will be the responsibility of Buyer LLC to arrange terms of the L/C with the bank(s) engaged by Buyer LLC; provided, however, that the Timber Note may be required to be credit enhanced by multiple L/C Issuers to the extent determined necessary by Glatfelter.
Timber Note:
•	Interest:
•	Six-month LIBOR plus the same margin as the Collateral Notes.

•	Payable semi-annually in arrears 15 days after payment dates on the Collateral Notes.

•	The applicable six-month LIBOR rate will be set two days prior to the beginning of the relevant six-month period.

•	Buyer LLC will be responsible for arranging appropriate reserves or hedging arrangements to cover any shortfalls arising from differences in payment dates and interest rates between the Timber Note and Collateral Notes.

•	Term/Maturity Date:
•	20 years.
•	Credit Enhancement:
•	The holder of the Timber Note (the “Holder”) will benefit from one or more L/Cs issued by high credit quality providers (i.e., with a senior unsecured rating of at least “AA/Aa2”).
•	No Prepayability:
•	The Timber Note may not be prepaid in whole or in part prior to maturity.
Letter of Credit:
•	Description:
•	The L/C guarantees timely payment of all principal and interest payable on the Timber Note.
•	Collateral:
•	Buyer LLC’s reimbursement obligations under the L/C will be secured by a pledge of and limited in recourse to the Collateral Notes and all proceeds thereon.

•	At the maturity of the Timber Note, the Collateral Notes will be released and repaid to an account of Buyer LLC maintained by a paying agent (as described below) in order to enable Buyer LLC to repay the Timber Note. Interest paid on the Collateral Notes will also be released and repaid on each Timber Note payment date to such account of Buyer LLC in order to enable Buyer LLC to pay interest on the Timber Note.

•	Term:
¡	The term of the L/C shall be 20 years plus 15 days.
•	Fees:
•	At closing, Buyer Parent will contribute to Buyer LLC funds sufficient to pay the L/C fees (and related expenses) for the installment term. Such funds shall be placed in escrow and invested in debt securities agreed to by Buyer LLC and L/C Issuer.
•	Right of Substitution:
•	The Holder shall have the right, but not the obligation, to terminate the L/C if the credit rating of the L/C Issuer drops below AA-/Aa3 (a “Substitution Event”).

•	If a Substitution Event occurs, the Holder will have the right to designate a replacement L/C Issuer. Following such a substitution of L/C Issuers, the original L/C Issuer shall thereafter not be entitled to receive any L/C fees and any funds in the L/C Escrow can thereafter be used to fund L/C fees payable to the replacement L/C Issuer.

•	Buyer LLC shall also have the right to request a replacement of the L/C Issuer upon the occurrence of a Substitution Event, subject to obtaining a replacement L/C on terms and conditions reasonably satisfactory to the Holder.

•	Any cost or expense incurred in obtaining a replacement L/C Issuer shall be for the account of the person requesting such replacement.
Collateral Notes:
•	Amount:

•	Principal amount of the Timber Note.
•	Interest:
•	Six-month LIBOR plus a margin. Interest margin (which may be negative) would be set at a market rate for the particular L/C Issuer at the time the Collateral Notes are issued.

•	Payable semi-annually in arrears.

•	The applicable six-month LIBOR rate will be set two days prior to the beginning of the relevant six-month period.
•	Term:
•	The Collateral Notes will have a maturity that is identical to that of the Timber Note. The Collateral Notes may not be prepaid in whole or in part prior to maturity except in connection with a replacement of the L/C as described above.
•	No Direct Payment Arrangement:
•	Buyer LLC will not be allowed to instruct the L/C Issuer to apply interest or principal on the Collateral Notes to satisfy interest or principal on the Timber Note. Instead, such interest or principal payments will be made directly to a third-party paying agent that will act on behalf of Buyer LLC in paying amounts due under the Timber Note.
Buyer LLC:
•	Initial Contribution:
•	Buyer Parent shall contribute to Buyer LLC: (A) cash funds equal to the sum of (i) 101% of the principal amount of the Timber Note, (ii) the cost

•	of the L/C and the paying agent for the installment term (and related expenses) and (iii) the cost of any interest rate hedging arrangements and (B) an interest-bearing promissory note of Buyer Parent (the credit quality of which is acceptable to the Holder) in an amount equal to 2% of the principal amount of the Timber Note.

•	The contributed proceeds will be invested by Buyer LLC as follows: (i) an amount equal to the principal amount of the Timber Note will be invested in Collateral Notes and (ii) all remaining funds not used to pay expenses at closing will be invested in Permitted Investments.

•	“Permitted Investments” shall include US Government obligations or other high-quality debt securities.
•	Covenants:
•	Buyer LLC shall agree: (i) not to distribute or otherwise dispose of its equity in Timber LLC (or cause or permit Timber LLC to distribute or otherwise dispose of its timber assets) to Buyer Parent or a related party for at least one (1) year following closing; (ii) not incur any liabilities or liens other than in connection with the Timber Note and L/C and (iii) to observe standard separateness covenants, including to maintain one independent member of its board of managers.

•	Buyer Parent shall agree: (i) to observe standard separateness covenants, (ii) not to dispose of its interest in or equity of Buyer LLC to L/C Issuer or an affiliate thereof at any time after closing, (iii) not to permit Buyer LLC to elect to be taxed as a corporation and (iv) not to dispose of its interest in or equity of Buyer LLC for at least one (1) year following closing.
•	Replacement of L/C:
•	If the Holder requests an extension or replacement of the L/C upon a Substitution Event, Buyer LLC will agree to negotiate in good faith to accomplish such extension or replacement and will agree to execute an extension or replacement on terms substantially similar to the original L/C arrangements so long as such extension or replacement does not result in additional cost to Buyer LLC that the Holder is unwilling to bear.
•	Paying Agent Arrangement:
•	Buyer LLC will engage a third-party paying agent to make payments of amounts due and payable under the Timber Note (and to provide such other services as the parties agree) pursuant to a customary trust arrangement for so long as the Timber Note and L/C remain outstanding. The paying agent fees shall be for the account of Buyer LLC.

Exhibit N
None

Exhibit O
ASSIGNMENT AND ASSUMPTION OF AGREEMENT
     FOR Ten Dollars ($10.00), in hand paid, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, Glatfelter Pulp Wood Company, a Maryland corporation (“Assignor”) does hereby assign, transfer, set over and convey to _________, a Delaware limited liability company (“Assignee”), all of the Assignor’s right, title and interest in and to a membership interest in Timber LLC, a Delaware limited liability company (the “Company”), being a One-hundred percent (100%) membership interest.
     The Assignor represents, warrants and agrees that, (a) Assignor has the full power and authority to transfer and assign the membership interest conveyed herein, and (b) Assignor’s execution and delivery of this Assignment and Assumption of Membership Interests has been authorized by all necessary action on its behalf. This Assignment and Assumption of Membership Interests is valid, binding and enforceable against Assignor in accordance with its terms.
     The Assignee represents, warrants and agrees that, (a) Assignee has the full power and authority to hold the membership interest conveyed herein, and (b) Assignee’s execution and delivery of this Assignment and Assumption of Membership Interests has been authorized by all necessary action on its behalf. This Assignment and Assumption of Membership Interests is valid, binding and enforceable against Assignee in accordance with its terms.
     Assignor represents and warrants to Assignee that it is the sole member of the Company, that it has not granted any other person, or personal representative the right to acquire any right or interest in the company as a member, assignee or otherwise. Assignor further represents and warrants to the Assignee that it has not granted any person or personal representative any right or interest in its membership in the company, and its membership interest is free and clear of any claim, lien or encumbrance of any nature whatsoever.
     Assignee agrees to accept the transfer of the membership interest and is hereby admitted as the sole member of the Company and with the transfer, the withdrawal of Assignor as the sole member of the Company.

     This instrument may be executed by one or more of the parties hereto in separate counterparts, and each such separate counterpart shall be fully binding upon the signing party. The terms hereof shall be binding on the heirs, administrators, representatives, successors and assigns of the parties hereto.
     IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the ___ day of _________, 2007.

ASSIGNOR:
GLATFELTER PULP WOOD COMPANY

By: (SEAL)

ASSIGNEE:

By: (SEAL)

Exhibit P
STUMPAGE SUPPLY AGREEMENT
     THIS STUMPAGE SUPPLY AGREEMENT is made and entered into as of the ___ day of _________, 2007, between GLAWSON INVESTMENTS CORP., a Georgia corporation, and TIMBER LLC, a Delaware limited liability company (collectively, “Seller”), and GLATFELTER PULP WOOD COMPANY, a Maryland corporation, (“Buyer”).
RECITALS
     Seller holds title to certain timberlands located in Virginia described on Exhibit A attached hereto and made a part hereof. Buyer sells wood products produced from timber. The parties wish by this Agreement to contract for the purchase and sale of standing timber which the Seller agrees to supply and the Buyer agrees to purchase from the Timberlands or from other lands provided by the Seller (the “Substituted Timberlands”).
DEFINITIONS
     When used in this Agreement, the following words and phrases will have the following meanings:
     “Agreement” is this Stumpage Supply Agreement, as modified or amended from time to time.
     “Annual Buyer Harvesting Notice” shall mean a written notice from Buyer to Seller to be given not later than October 1 of the year preceding each Harvesting Year during the Term of this Agreement (beginning with Harvesting Year 2008) specifying from which of the Actual Designated Parcels Buyer proposes to harvest during the upcoming calendar year.
     “Annual Plan” has the meaning set forth in Section 4.1 hereof.
     “Buyer” is Glatfelter Pulp Wood Company, a Maryland corporation.
     “Contract Year” means each successive calendar year during the term of this Agreement. The first Contract Year shall commence on the date of this Agreement and expire on December 31, 2007.

     “Designated Parcel” means, respectively, each Tract designated for harvest in a given Annual Plan.
     “Dispute” includes any dispute, controversy or claim arising out of or relating to this Agreement and any arbitration of the stumpage price required by Section 3.6.
     “Force Majeure Event” shall mean any act, omission or circumstance occasioned by or resulting from any acts of God, acts of the public enemy, terrorism, wars, blockades, insurrections, riots, epidemics, infestation, disease, landslides, lightning, earthquakes, tornadoes, windstorms, volcanoes, fires, storms, floods, disasters, civil disturbances, explosions, sabotage, governmental actions, the failure to act of any Governmental Authority, strikes or other labor disputes, failures or partial failures of any equipment, failure of transportation, an involuntary ceasing of operations at the Mill for a minimum of thirty (30) consecutive days, or any other events or circumstances not within the control of a party hereto which prevents such party from performing its obligations hereunder; provided, however, that “Force Majeure Event” shall not include (i) a party’s financial inability to perform, or (ii) an act, omission or circumstance arising from the negligence or willful misconduct of the party claiming that a Force Majeure Event has occurred.
     “Other Timber” is any and all merchantable timber excluding pine pulpwood and hardwood pulpwood timber which meets the specifications set out on Exhibit D hereof, standing, growing, laying or being on the Timberlands which may be harvested by logging contractors harvesting the Timber for the Buyer.
     “Person” means any individual, sole proprietorship, trust, estate, executor, legal representative, unincorporated association, institution, corporation, company, partnership, limited liability company, limited liability partnership, joint venture, government (whether national, federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof) or other entity.
     “Seller” is Glawson Investments Corp., a Georgia corporation.
     “Substituted Timber” shall mean timber not previously having been burned located on the Substituted Timberlands of substantially the same quality as the Timber located on the Timberlands.
     “Substituted Timberlands” shall mean lands located within 245 mile radius of Buyer’s mill at Spring Grove, Pennsylvania, from which the Seller may make available to Buyer to supply portions of the annual volumes Seller agrees to sell and the Buyer agrees to purchase under this Agreement.

     “Term” shall mean the term of this Stumpage Supply Agreement as provided in Article VIII.
     “Timber” is any and all merchantable pine pulpwood and hardwood pulpwood timber which meets the specifications set out on Exhibit D hereof, standing or growing on the Timberlands or Substituted Timberlands which are subject to this Agreement.
     “Timberlands” are the property described in Exhibit A hereto.
RIGHTS AND OBLIGATIONS
     Agreement. Seller hereby agrees to supply Buyer with Timber of the types and at such volumes that are sufficient for Buyer to perform its obligations under this Agreement for the purchase and removal of the volumes of Timber designated on Exhibit B attached hereto (the “Annual Timber Volumes”). Buyer agrees to sever and remove and pay Seller for such Timber at the stumpage price determined under Section 3.6 hereof. Buyer shall, during the Term, cut, remove and purchase hereunder Timber of the types and at such volumes as are set forth on Exhibit B, so long as this Agreement is in effect.
     Annual Timber Values and Substituted Timber. During the process of establishing the Annual Plan as provided in Section 4.1, the Seller may give written notice to the Buyer that it intends to provide Buyer with Substituted Timber in an amount not to exceed twenty five (25) percent of the Annual Timber Volumes as provided in Exhibit B without the approval of the Buyer, which approval will not be unreasonably withheld or delayed. If the Seller fails or is unable to provide to the Buyer the Annual Timber Volumes during any year prior to the end of the year, Seller will pay to Buyer, as liquidated damages, and not as a penalty, an amount which represents the percentage of the value of the portion of the Annual Timber Volumes that Seller failed to provide as follows:
     Years 1-10 35% of the timber value not supplied;
The parties agree that the foregoing reasonably represents the Buyer’s damages which will arise from the Seller’s failure to provide the Annual Timber Volume. The timber value to be used in computing the amount of the above payment will be based upon the value of the Timber in effect during the last six (6) months of the year in which the Annual Timber Volume was not provided.
     Risk of Loss. Seller retains all risk of loss, damage, or injury (a “Loss”) to the Timber by a Force Majeure Event or other casualty not caused by the negligence or willful acts of Buyer, its agents, employees or contractors, until Buyer severs the Timber from the Timberlands or Substituted Timberlands. In the event of such Loss, the Annual Timber Volume shall be reduced by the volume of the Loss. The volume of such Loss will be deducted from the volume due under the Agreement prorated over the remaining term of the Agreement.
     Title. Seller represents and warrants to Buyer that it is the sole owner of the Timber. Upon severance and removal from the Timberlands or Substituted Timberlands of any portion of the Timber, title to and ownership of such Timber shall pass to Buyer free and clear of all liens and encumbrances.
     Scaling. Buyer shall pay for Other Timber produced and transported to designated markets and Seller shall receive payment for Other Timber produced and delivered to designated markets as measured by the scale rule at the mill to which the Buyer ships the logs. Scale slips showing individual log volumes for each truckload for all products must be dated and summarized in a scale or weight summary in a form agreed to by Buyer and Seller. Seller may stop logging operations if proper scale slips and summary are unreasonably delayed.
     Stumpage Price. Exhibit C lists the stumpage prices for each products/species for a period of six (6) months from the date of this Agreement. Thereafter, the parties will negotiate in good faith a new stumpage price schedule no less frequently than semi-annually during the remaining Term of this Agreement. If the parties are unable to agree on a stumpage price schedule for any semi-annual period, then the stumpage prices for such six (6) month period shall be set by the process set forth in Section 9.1. Prior to resolution of the stumpage price schedule for any such period, Buyer shall pay the stumpage prices in effect for the immediately preceding period, and upon resolution of the stumpage price schedule, Buyer shall pay Seller any additional amounts due or Seller shall refund to Buyer any excess amounts paid in accordance with the final stumpage price schedule.
     Method of Payment. Buyer agrees to pay the Seller based on Buyer’s normal payment schedule, which shall provide for payment no less frequently than bi-weekly (every two weeks), for all materials removed during the prior two week period and Buyer shall furnish the Seller with each payment a statement of actual scaled volume removed and payment calculations. All check or other moneys will be made out to the order of the Seller.

ANNUAL PLAN; HARVESTING PLAN
     Planned Harvest Per Year.
          On or before October 1 of a Contract Year the Buyer shall propose to the Seller, in writing, a Harvest Plan for the following Contract Year. The parties, shall each use their respective best efforts to agree upon and complete, not later than November 1 of each Calendar Year during the Term, a written Harvest Plan with respect to the location and quantity of the Timber to be made available for purchase by the Buyer during the next Contract Year (known as the “Annual Plan”). The Annual Plan shall, among other things, set forth the Designated Parcels for the ensuing Calendar Year. In the event the Designated Parcels for any Contract Year do not contain sufficient volumes of Timber to supply the Annual Timber Volume for such Contract Year, Buyer shall promptly notify Seller and Seller, after consulting with Buyer, in good faith, shall make a reasonable effort to provide Buyer with additional Timber necessary to meet the Annual Timber Volume. If the Seller fails to provide sufficient additional Timber to meet the Annual Timber Volume, Seller shall pay Buyer in accordance with Section 3.2 for the Timber not supplied.
          Following adoption of each Annual Plan, the parties shall each use their respective reasonable best efforts to implement such Annual Plan in accordance with its terms.
          In the event of fire, blowdown, insect infestation or similar casualty, Buyer and Seller shall agree upon appropriate salvage operations and the Annual Plan may be amended to take such event into account in the harvest of the Annual Timber Volume. Notwithstanding the foregoing, any timber harvested in connection with a salvage operation that has been damaged by fire shall not be included in the calculation of the Annual Timber Volume of Pine Pulpwood actually made available by Seller to Buyer in any given Contract Year.
          Any disputes regarding the Annual Plan shall be resolved by the process set forth in Section 9.1 hereof.
     Seller’s Responsibilities. Notwithstanding Buyer’s responsibilities for harvest operations, Seller shall be responsible for all routine administrative duties relating to the management of the Timberlands. Seller will mark the boundary lines and all sale boundary lines on all Designated Parcels where the boundary lines are not already marked, and Buyer requests the Seller to mark such unmarked boundary lines. If applicable, Seller shall undertake reforestation work and other actions necessary to comply with state requirements regarding reforestation.
     Guidelines for Timber to be Harvested. Timber Stands 26 years of age and older will be clear cut with an emphasis on harvesting stands during the first five (5) years of this Agreement. Pine Plantations under 26 years of age will be thinned.

     Standards for Thinnings. Plantations 25 years and younger will be thinned to a 70 Basal Area with the most superior trees remaining for further growth.
     Harvesting of Pine Timber Not Included Within Pine Pulpwood or Hardwood Pulpwood. In addition to the Timber to be supplied to the Buyer, the logging contractors hauling the Timber to Buyer will also cut and haul the Other Timber to other timber buyers designated by Seller. Seller will be responsible for selling the Other Timber at a delivered price to its third party buyers. Buyer and Seller shall negotiate the price to be paid to the Buyer for each individual tract based on the then current prevailing rates for cut/skid/haul and the distance to markets for the Other Timber products being harvested from individual tracts. If the parties cannot agree on the price to be paid, the price shall be set through the process set forth in Section 9.1 hereof.
LOGGING OPERATIONS
     Cutting.
          Buyer agrees to pay Seller for trees that are not designated for removal that are cut or injured through carelessness at the rate of two times the stumpage price for similar trees which were designated for removal.
          All trees severed from the stump and containing merchantable material shall be removed and paid for in a timely fashion so as not to diminish the quality and value of the products. Trees severed and not removed shall be paid for at the stated contract rates.
          All trees shall be sawed or cut down as near the ground as swell of roots and defects will permit.
     Logging.
          All logging operations shall comply with state riparian and water quality laws and regulations and be guided by Best Management Practices for the State of Virginia.
          Reasonable care shall be taken to assure that pulpwood is produced only from material that is too poor in quality to be used for saw logs, tie logs or pallet logs.
          Upon completion of logging operations, limbs and bark remaining on landings and yards should be uniformly scattered over the landings, yards, and skid trails unless otherwise designated by Seller.
          All Timber shall be cut and removed from each unit as it is cut.

          Buyer agrees to assume all liability for and to repair damage caused by logging to ditches, fences, stonewalls, wells, power lines, bridges, roads, trails, or their improvements damaged beyond normal wear and tear.
          Trees damaged, root spring, or hang ups during cutting and logging, whether merchantable or unmerchantable, shall be felled and utilized where reasonably appropriate.
          Felling of trees and other work pertaining to this operation shall be confined to the sale area and shall be done with due care to preserve the remaining growth from waste or damage.
          Unnecessary logging damage shall be cause for stopping logging operations after notice to Buyer and the expiration of a reasonable opportunity to cure.
          The Buyer shall be required to water bar skid trails as reasonably required to prevent erosion upon completion of the operations and to comply with the applicable Best Management Practices.
     Hauling.
          Location of access roads, major skid trails, stream crossings, and log landing or yards shall be recommended by Buyer and reviewed with Seller before use.
          Seller shall, at its sole cost and expense, build such commercially reasonable, temporary roads and skid trails upon the Substituted Timberlands as may be reasonably necessary to conduct Buyer’s harvest activities to provide commercially reasonable access to the Substituted Timberlands.
          Buyer agrees to cease harvesting and hauling operations at the direction of Seller should the ground conditions deteriorate.
     Ingress and Egress. Seller agrees to permit Buyer access to the Timberlands and Substituted Timberlands for the purpose of cutting, yarding and removal of the Timber.
     Statutory Requirements:
          A copy of all permits, contracts, and certificates obtained or entered into by parties to this contract shall be provided in a timely manner to Seller.
          Buyer agrees to comply with all Federal, State and local laws or regulations in the performance of this operation. Buyer agrees to indemnify and hold harmless Seller from any and all claims or demands which may be made against Seller by reason of Buyer’s operations or violations by Buyer of any laws or regulations governing harvesting or hauling operations, including reasonable attorneys’ fees and expenses of litigation.
          Seller shall pay all ad valorem taxes levied against the Timberlands and Substituted Timberlands. Buyer shall pay any severance, sales, or other taxes levied by reason of Buyer’s harvest and removal or sale of the Timber.
          Buyer shall be responsible for obtaining and maintaining, at Buyer’s sole cost and expense, all governmental permits and approvals required to harvest the Timber. Seller agrees to reasonably cooperate with Buyer in its efforts to obtain such permits and approvals, if any.
     Notice of Operations. Buyer will notify Seller fifteen (15) days before starting to operate any portion of the Timberlands. Should operations cease for more than fifteen (15) days during the period of this Agreement, Buyer will notify Seller fifteen (15) days before returning to operate any portion of the Timberlands.
COVENANTS AND AGREEMENTS OF SELLER
     Authority. Seller covenants and agrees that Seller is seized of fee simple title to the Timberlands as of the date of this Agreement and has the right to grant and convey the right to harvest the Timber. Seller further covenants and agrees that it will own any Substituted Timber located on any Substituted Timberlands that Seller proposes to substitute in accordance with Section 3.2 hereof. Seller represents and warrants to Buyer that Seller has all necessary power and authority and has taken all action necessary to enter into this Agreement and perform its obligations hereunder. This Agreement has been duly executed and delivered by Seller and is a legal, valid and binding obligation of Seller, enforceable in accordance with its terms.
     Hold Harmless. Seller will indemnify and save harmless Buyer from any and all claims and actions covering loss costs, expenses (including reasonable attorney fees, costs and expenses), and damages of every kind and description which may be brought or made against Buyer on account of or in any manner arising out of any claim of title to the Timberlands, Timber Substituted Timberlands or Substituted Timber and any intentional acts or gross negligence by the Seller. This obligation shall survive the termination or expiration of this Agreement.

     Additional Agreements of Seller. Seller covenants and agrees that this Supply Agreement shall take priority over recreational uses on the land, such that Buyers’ rights hereunder shall not be impeded by third parties. Seller shall use commercially reasonable efforts to minimize any material and adverse interference with Buyer’s rights hereunder.
COVENANTS AND AGREEMENTS OF BUYER
     Hold Harmless and Insurance. Buyer will indemnify and save harmless Seller from any and all claims and actions covering loss costs, expenses (including reasonable attorney fees, costs and expenses), and damages of every kind and description which may be brought or made against Seller on account of or in any manner arising out of the work being done under this Agreement or arising as a result of Buyer’s breach of this Agreement or the negligent acts or omissions of Buyer, its employees, agents or contractors contractor(s), or subcontractor(s). This obligation shall survive the termination or expiration of this Agreement. At all times during the term of this Agreement or until all work required by this Agreement is completed:
          (i) Buyer shall maintain in effect commercial general liability insurance covering its harvesting activities. The limit of liability shall be at least $1,000,000 per occurrence and may be provided, in part, by umbrella or excess liability policies.
          (ii) Buyer shall cause its contractors to maintain in effect commercial general liability insurance having a limit of liability of at least $300,000/$500,000, statutory workers’ compensation insurance coverage, and motor vehicle liability insurance covering all vehicles used in operations under this Agreement, or used upon or in connection with the harvest of timber on or from Seller’s land having a limit of liability of at least $300,000 per occurrence intrastate and $750,000 per occurrence interstate.
          (iii) Buyer shall maintain workers compensation insurance meeting statutory requirements for all Buyer’s employees, and shall require Buyer’s contractors and subcontractors to have workers compensation insurance involved in any operation hereunder.
          (iv) Seller shall become an additional insured as its interest may attach (ATIMA) to the foregoing general liability and automobile liability policies.
All policies of insurance shall be placed with financially sound, commercial insurers reasonably acceptable to Seller. All policies of insurance shall provide that Seller shall be given thirty (30) days’ prior notice of cancellation of coverage. Buyer shall on or prior to the date of this Agreement, and prior to each policy renewal, furnish to Seller certificates of insurance or other evidence reasonably satisfactory to Seller that insurance complying with all of the above requirements is in effect.
     Audits. The Seller shall have the right to conduct an annual audit of the books, records and operations of Buyer relating to the matters contemplated by this Agreement to ensure that the performance of the Agreement is consistent with its terms and applicable federal and state law. Buyer agrees to permit Seller to review the scaling and scale recording process from time to time as the Seller desires and to perform such checks and audits thereof commensurate with recognized and established practices. If the Seller elects to check or audit the Buyer’s books, records or operations it shall deliver a notice of its intent to the Buyer in writing, however if such notice is not delivered prior to June 30 of the year following the close of the Contract Year, the Seller shall not have any further right to check or audit the Buyer’s books, records or operations for such Contract Year. In case of disagreement as to scale, Seller and Buyer shall attempt to resolve said disagreement among themselves; provided, however, in the event they are unable to do so, said disagreement shall be resolved by the process provided in Section 9.1.
TERM; TERMINATION
     Term. This Agreement shall continue in full force and effect from the date hereof until _________, 2017, unless terminated earlier in accordance with section 8.2. All rights granted under this Agreement revert to Seller upon termination of this Agreement, whether such termination results from the full performance of this Agreement, is so declared by Seller on account of breach on the part of the Buyer, or is a result of any other termination options available to Seller. All obligations created by this Agreement up to the time of termination shall survive such termination.
     Termination. This Agreement may be terminated in the following manner:
          at any time by the mutual written agreement of the parties; or
          by either party upon six (6) months notice given to the other party in which event this Agreement shall terminate at the end of such six (6) month notice period, provided, if the Agreement is terminated by Seller under this subsection before _________ 20___, the Seller shall pay to the Buyer in a lump sum, by wire transfer of immediately available funds an amount equal to the percentage set forth in Section 3.2 hereof of the timber value of the Annual Timber Volume remaining after the termination of this Agreement. Upon termination by the Seller under this subsection, the parties will negotiate and agree on the value of the Annual Timber Volumes for the remaining term of this Agreement, and if the parties are unable to agree on such value, then the value shall be determined in accordance with the process set forth in Section 9.1. Upon termination pursuant to this subsection, neither party shall have any further rights or obligations under this Agreement except for those obligations which, by their terms survive the expiration or termination of this Agreement.
     Damages. In no event shall Seller be liable to Buyer for any consequential, incidental, indirect or special damages arising out of this Agreement or any breach thereof, including but not limited to loss of use, lost profits or revenue, whether or not such loss or damage is based on contract, warranty, negligence or otherwise.
DISPUTE RESOLUTION
     Arbitration. The parties agree that resolution of disputes under this Section 9.1 shall be the parties’ sole and exclusive remedy in the case of any Dispute arising out of or under Sections 3.6, 4.5, 7.2 and 8.2 of this Agreement; the parties explicitly agree to forego their right to sue in any court of competent jurisdiction and waive the right to trial by jury in connection with the resolution of disputes in such Sections. In case of any Dispute in connection with the Sections listed, the parties agree to meet and shall endeavor, in good faith, to resolve such Dispute between themselves. If the parties are unable to resolve the Dispute within 14 days following the date on which the Dispute arose (the “Negotiation Period”), Seller and Buyer will each appoint an independent forestry consultant, each of which may be a consultant previously engaged by the appointing party with respect to the Timberlands. Such two consultants will in turn select a third independent forestry consultant to act with them in panel to determine the appropriate resolution of any dispute covered under this Section. The panel of consultants must reach a binding decision within thirty (30) days following the selection of the third consultant. If the panel is not able to reach an unanimous decision within the thirty (30) day period, the decision of the two consultants which are numerically closest shall be averaged to reach a decision. The decision of the panel of consultants as to the dispute resolution will be final. Seller and Buyer will each bear the cost of its respective consultant and one-half of the cost of the third consultant.
MISCELLANEOUS
     Entire Agreement. This Agreement (including the Exhibits attached hereto or referred to herein and the Quarterly Cutting Schedules) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.
     Designation of Manager. Seller has designated _________ (the “Manager”) to act for Seller in the administration of this Agreement, and Buyer shall accept directions from Manager as though they had come from Seller. The parties acknowledge that the Manager’s rights and status under this Agreement arise solely as a result of being the Manager for Seller, and not under any separate contract or other relationship with Buyer. The Seller may replace ___ as Manager by giving notice of said replacement to the Buyer.
     Succession and Assignment. Buyer may not assign this Agreement in whole or in part without the written consent of Seller, which consent may be denied or withheld in the sole discretion of Seller.
     Relationship. The only relationship between Seller and Buyer shall be that of vendor and buyer of the Timber to be cut and removed from the Timberlands or Substituted Timberlands of Seller, and Buyer shall not in any respect be deemed to be or represent itself to be a partner, joint venturer, or agent of Seller.
     Counterparts. This Agreement may be executed in any number of counterparts, and by any party on separate counterparts, each of which as so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement as to any parry hereto to produce or account for more than one such counterpart executed and delivered by such party.
     Headings. The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     Notices. All notices, certificates, requests, demands, claims, and other communications hereunder shall be given in writing and shall be delivered personally (including by personal courier or delivery service) or sent by facsimile or telegram or by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other addresses as shall be specified by like notice):

If to Buyer:	Glatfelter Pulp Wood Company
Attn: Thomas V. Bosley, VP & General Manager
228 South Main
Spring Grove, PA 17362
(717) 225-4711 ext 2577 (telephone)
(717) 225-2872 (facsimile)
tbosley@glatfelter.com

If to Seller:	Glawson Investments Corp.
Attn: W.C. Glawson, Jr.
225 River North Boulevard
Macon, GA 31211
(478) 746-6661 (telephone)
(478) 746-5528 (facsimile)
glawsonoffice@aol.com
     Any notice given personally or by mail or telegram shall be effective when received. Any notice given by facsimile shall be effective when the appropriate facsimile answer back is received, with a confirmation copy to be sent by a nationally recognized overnight delivery service with early next day delivery specified.
     Governing Law. The laws of the state of Virginia will govern all matters related to this Agreement, without regard to the principles of conflict of laws.
     Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the same shall be in writing, designated in its heading as an amendment to this Agreement and signed by both the Seller and the Buyer. This Agreement may not be amended by course of dealing. Either parry hereto may, by notice to the other party, waive any provision of this Agreement. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
     Severability. The provisions of this Agreement shall be deemed severable and any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof. If any provision of this Agreement or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (i) a suitable provision shall be substituted there for in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (ii) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
     No Third Party Beneficiary. This Agreement is intended for the exclusive benefit of the Buyer and Seller and their permitted successors and assigns, and nothing herein is intended to confer on any other party any right or remedy, whether as a third party beneficiary or otherwise.

     Joint and Several Liability. Glawson Investments Corp. and Timber LLC, named as and defined as Sellers in the preamble to this Agreement, are jointly and severally liable for the obligations of the Seller hereunder.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF, Seller and Buyer have each caused this Stumpage Supply Agreement to be executed by their duly authorized officers, each as of the date first above written.

“SELLER”	“BUYER”

GLAWSON INVESTMENTS CORP.	GLATFELTER PULP WOOD COMPANY

By:	By:

W.C. Glawson, Jr., President	Thomas V. Bosley, Vice President and General Manager

“SELLER”

TIMBER LLC

By:

EXHIBIT A
DESCRIPTION OF TIMBERLANDS

Exhibit P
EXHIBIT B
ANNUAL TIMBER VOLUMES

Years 1 — 5	73,860 tons annually

Years 6 — 10	55,755 tons annually